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Honeywell International Inc.

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                                                                        March 13, 2006

To Our Shareowners:

       You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 24, 2006 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

       The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

       YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Most shareowners will also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

       A map and directions to Honeywell's headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

DIRECTIONS TO COMPANY HEADQUARTERS	Back Cover

YOUR VOTE IS IMPORTANT

       If you are a shareowner of record or a participant in a Honeywell savings plan, you can vote your shares via the Internet or by telephone by following the instructions on your proxy card. If you hold your shares through a bank or broker, you will be able to vote via the Internet or by telephone if your bank or broker offers these options. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

       The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 24, 2006 at 10:30 a.m. local time, at Honeywell's headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of fourteen directors;

•	Appointment of PricewaterhouseCoopers LLP as independent accountants for 2006;

•	2006 Stock Incentive Plan;

•	2006 Stock Plan for Non-Employee Directors;

•	Five shareowner proposals described on pages 44 through 52 in the accompanying proxy statement; and

to transact any other business that may properly come before the meeting.

       The Board of Directors has determined that shareowners of record at the close of business on February 24, 2006 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 13, 2006

PROXY STATEMENT

       This Proxy Statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners to be held on Monday, April 24, 2006.

VOTING PROCEDURES

Your Vote is Very Important

       Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

Methods of Voting

•	All shareowners may vote by mail.

•	Shareowners of record, as well as participants in Honeywell stock funds within Honeywell savings plans, can vote via the Internet or by telephone.

•	Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options.

Please see your proxy card for specific voting instructions.

Revoking Your Proxy

       Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•	voting by telephone or via the Internet at a later time (if initially able to vote in that manner); or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

Vote Required; Abstentions and Broker Non-Votes

       The vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for election as a director. In other words, the fourteen director nominees receiving the most votes will be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, but will not be treated as a vote against the nominee. Under the amended Corporate Governance Guideline regarding “Election of Directors” any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by shareowners present in person or represented by proxy at the Annual Meeting will tender his or her resignation to the Chairman of the Board promptly following the shareowner vote. The Corporate Governance and Responsibility Committee will promptly consider and make a recommendation to the Board as to whether to accept or reject the resignation. The Board will act on the matter no later than at its first regularly scheduled meeting following certification of the shareowner vote. See pages 8-9 of this proxy statement for the full text of this Corporate Governance Guideline.

       The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposals 2 through 9 is required for approval. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes “against” these proposals. New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposals 3 through 9 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such “broker non-votes” will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. In addition, NYSE rules also require that the total vote cast on each of Proposal 3 and 4 represent over 50% of all outstanding shares (which includes shares subject to “broker-non votes”).

Other Business

       The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

       It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Shares Outstanding

       At the close of business on February 24, 2006, there were approximately 831,303,568 shares of Honeywell common stock outstanding. Each share outstanding as of the February 24, 2006 record date is entitled to one vote.

ATTENDANCE AT THE ANNUAL MEETING

       If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting and shareowners will be asked to provide proof of ownership, if not previously submitted, and identification at that time.

BOARD MEETINGS—COMMITTEES OF THE BOARD

       The Board of Directors held eight meetings during 2005. The average attendance at meetings of the Board and Board Committees during 2005 was 93%. During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, except for Mr. Stafford. These attendance figures do not reflect the significant time devoted by Mr. Stafford to participating in sessions with other committee members and management in preparation for Management Development and Compensation Committee meetings. Mr. Stafford was briefed, both before and after meetings, on matters covered at the Board and committee meetings that he was unable to attend.

       The Board currently has the following committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each committee is comprised entirely of independent, non-employee directors (see “Director Independence” on page 5). Membership and principal responsibilities of the Board committees are described below. The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board

Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Secretary.

Audit Committee

       The members of the Audit Committee are:

•	Russell E. Palmer (Chair)

•	D. Scott Davis

•	James J. Howard

•	Eric K. Shinseki

•	John R. Stafford

•	Michael W. Wright

       The Audit Committee met nine times in 2005. The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management's Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and consider the accountants' independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell's Vice President—Corporate Audit. The Board has determined that Mr. Palmer and Mr. Davis satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Mr. Palmer and Mr. Davis as the “audit committee financial experts”, as such term is defined by the Securities and Exchange Commission (“SEC”). See page 16 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

       The members of the Corporate Governance and Responsibility Committee are:

•	Bruce Karatz (Chair)

•	Gordon M. Bethune

•	Jaime Chico Pardo

•	Russell E. Palmer

•	Ivan G. Seidenberg

•	Eric K. Shinseki

       The Corporate Governance and Responsibility Committee met four times in 2005. The primary functions of this Committee are to: identify individuals qualified to become Board members, and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareowners; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board committees; and review Honeywell's policies and programs relating to compliance with its Code of Business Conduct, health, safety and environmental matters, equal employment opportunity and such other matters as may be brought to the attention of the Committee regarding Honeywell's role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on page 6 and “Director Compensation” on page 14.

Management Development and Compensation Committee

       The members of the Management Development and Compensation Committee are:

•	John R. Stafford, Chair

•	Gordon M. Bethune

•	Clive R. Hollick

•	Bruce Karatz

•	Ivan G. Seidenberg

•	Bradley T. Sheares

       The Management Development and Compensation Committee met five times in 2005. The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review of relevant corporate and individual goals and objectives; evaluate the CEO's performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO's compensation level based on this evaluation; review and set the annual salary and other remuneration of all other officers; review the management development program, including executive succession plans; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. See pages 19-24 for the Report of the Management Development and Compensation Committee.

Retirement Plans Committee

       The members of the Retirement Plans Committee are:

•	Michael W. Wright (Chair)

•	Jaime Chico Pardo

•	D. Scott Davis

•	Clive R. Hollick

•	James J. Howard

•	Bradley T. Sheares

       The Retirement Plans Committee met three times in 2005. The primary responsibilities of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review and set investment policy for fund assets; and oversee and appoint members of the committees that direct the investment of pension fund assets.

DIRECTOR INDEPENDENCE

       The Company's Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of Messrs. Bethune, Chico Pardo, Davis, Hollick, Howard, Karatz, Palmer, Seidenberg, Sheares, Shinseki, Stafford, Wright and Ms. Deily (all of the directors and nominees except Mr. Cote) satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules.

       The Corporate Governance and Responsibility Committee reviewed the commercial relationships (i.e., the purchase and/or sale of products and services) between Honeywell and companies with or by whom the non-employee directors are affiliated or employed. Honeywell has commercial relationships with KB Home Corporation, Merck & Co. Inc., Telefonos de Mexico, S.A. de C. V., United Parcel Service, Inc. and Verizon Communications Inc. companies for which our directors are currently serving in an executive capacity. Although the Board has not adopted categorical standards of materiality, none of these relationships was deemed to be material as, in each case, within any of the last three years, the aggregate amount of such purchases and sales was less than one quarter of one percent of the consolidated gross revenues of any such company in any of the last three completed fiscal years. In light of the limited extent of these commercial relationships, as well as the fact that any relevant products and/or services are provided on the same terms and conditions as similar products and services provided by or to non-related entities, the Corporate Governance and Responsibility Committee and the Board determined that such commercial relationships do not impair the independence of the directors involved. Moreover, responses to questionnaires completed by the directors did not indicate any other material relationships (e.g., industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors.

       The Board holds executive sessions of its non-employee directors on at least a quarterly basis. Members serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this system best serves to encourage full engagement of all directors in the process while not creating unnecessary additional hierarchy. Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

       The Board has determined that its Corporate Governance and Responsibility Committee (the Committee) shall, among other responsibilities, serve as the nominating committee. The Committee is comprised entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company's website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962 c/o Vice President and Corporate Secretary. The Committee is charged with actively seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee continuously considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

       The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors, including for purposes of performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills or other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to the Chairman of the Board and/or the Company's Senior VP-Human Resources and Communications.

       Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of a search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the

Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

       Director candidates are reviewed by the Committee against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities law, listing standards, and the Company's corporate governance guidelines; their experience and industry background; their potential contribution to the composition, diversity and culture of the Board; their age, educational background and relative skills and characteristics; their ability and willingness to constructively challenge management through active participation in Board and committee meetings and to otherwise devote sufficient time to Board duties; and the needs of the Board and the Company's various constituencies.

       In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board's annual self-evaluation), the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

       Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate's name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set out under “Director Nominations” on page 53 of this proxy statement.

       This year, two directors are proposed for nomination to the Board of Directors that have not previously stood for election to the Board by the shareowners, D. Scott Davis and Linnet F. Deily. Mr. Davis was identified by a third-party search firm and was elected to the Board, effective July 29, 2005. Ms. Deily was also identified by a third-party search firm and will stand for election to the Board at the 2006 Annual Meeting of Shareowners.

       The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Company's Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

       Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

       The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. Twelve directors attended last year's Annual Meeting of Shareowners.

Proposal No. 1—ELECTION OF DIRECTORS

       At the 2005 Annual Meeting of Shareowners, shareowners approved amendments to Honeywell's Certificate of Incorporation and By-laws providing that all of Honeywell's directors shall be elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. The Board has nominated fourteen candidates for election as directors for a term ending at the 2007 Annual Meeting of Shareowners or when their successors are duly elected and qualified.

       All nominees except Linnet F. Deily are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or Internet will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

       On December 12, 2005, the Board amended the section of its Corporate Governance Guidelines entitled “Election of Directors” to establish a majority vote standard for such election; this section reads in full as follows:

“The Board of Directors recognizes the continuing evolution of investor views and related initiatives addressing the appropriateness of director elections using a majority vote standard, rather than the current plurality standard. The Board notes that these views and initiatives raise uncertainties as to the legal and practical implications of a change in practice, making amendments to the Company's Certificate of Incorporation or By-laws a less desirable means of addressing the investor concerns at this time. Nonetheless the Board endorses the principle of a majority vote standard and is therefore adopting the following Guideline.

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by shareowners present in person or by proxy at the Annual Meeting of Shareowners and entitled to vote in the election of directors (“Majority Withheld Vote”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareowner vote. The Corporate Governance and Responsibility Committee will promptly consider the resignation submitted by a director receiving a Majority Withheld Vote and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Corporate Governance and Responsibility Committee will consider all factors deemed relevant, including without limitation, the underlying reasons for the Majority Withheld Vote (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director's contributions to the Company, compliance with listing standards, and the Company's Corporate Governance Guidelines.

The Board will act on the Corporate Governance and Responsibility Committee's recommendation no later than at its first regularly scheduled meeting following certification of the shareowner vote, which action may include, without limitation, acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the Majority Withheld Vote, or rejections of the tendered resignation. Following the Board's decision on the Corporate Governance and Responsibility Committee's recommendation, the Company will promptly publicly disclose the Board's decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the SEC.

To the extent that one or more directors' resignations are accepted by the Board, the Corporate Governance and Responsibility Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Corporate Governance and Responsibility Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Corporate Governance and Responsibility Committee received a Majority Withheld Vote at the same election, then the independent directors who are on the Board who did not receive a Majority Withheld Vote will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.”

Certain information regarding each nominee is set forth below.

NOMINEES FOR ELECTION
GORDON M. BETHUNE, Former Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc.

Mr. Bethune joined Continental Airlines, an international commercial airline company, in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. Mr. Bethune is also a director of Prudential Financial Inc., Sprint Nextel Corporation and Willis Group. He was a director of Honeywell Inc. from April 1999 to December 1999.

Director since 1999	Age 64

JAIME CHICO PARDO, Vice Chairman and Chief Executive Officer of Telefonos de Mexico, S.A. de C.V. (TELMEX)

Mr. Chico Pardo joined TELMEX, a telecommunications company based in Mexico City, as its Chief Executive Officer in 1995. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo is also Chairman of Carso Global Telecom and a director of America Movil, America Telecom and Grupo Carso, all of which are affiliates of Mr. Pardo's company, Telmex. He was a director of Honeywell Inc. from September 1998 to December 1999.

Director since 1999	Age 56

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999.

Director since 2002	Age 53

D. SCOTT DAVIS, Chief Financial Officer of United Parcel Service, Inc. (UPS)

Mr. Davis joined United Parcel Service, Inc., a leading global provider of package delivery, specialized transportation and logistics services in 1991, and has served as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Prior to assuming his current position, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow, a developer of general aviation and marine navigation instruments. Mr. Davis is also a director of UPS.

Director since 2005	Age 54

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Lucent Technologies Inc. and Chevron Corporation.

Nominated for Election	Age 60

CLIVE R. HOLLICK, Managing Director, Kohlberg, Kravis and Roberts & Co. Ltd.

In April of 2005, Lord Hollick joined Kohlberg, Kravis and Roberts, a private equity firm, as Managing Director, focusing on investments in the media and financial services sectors. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media, a London-based, international information, broadcasting and publishing group. From 1974 to 1996, he held various leadership positions with United Business Media and its predecessor companies. Lord Hollick is also a director of Diageo plc.

Director since 2003	Age 60

JAMES J. HOWARD, Chairman Emeritus of Xcel Energy Inc. (formerly known as Northern States Power Company)

Mr. Howard was Chairman of the Board of Xcel Energy Inc., an energy company, from August 2000 until August 2001. He was Chairman and Chief Executive Officer of Northern States Power since 1988, and President since 1994. Prior to 1987, Mr. Howard was President and Chief Operating Officer of Ameritech Corporation. Mr. Howard is also a director of Ecolab, Inc. and Walgreen Company. He was a director of Honeywell Inc. from July 1990 to December 1999.

Director since 1999	Age 70

BRUCE KARATZ, Chairman of the Board and Chief Executive Officer of KB Home

Mr. Karatz was elected Chief Executive Officer of KB Home, an international residential and commercial builder, in 1986, and Chairman of the Board in 1993. Mr. Karatz is also a director of Edison International. He was a director of Honeywell Inc. from July 1992 to December 1999.
Director since 1999	Age 60

RUSSELL E. PALMER, Chairman and Chief Executive Officer of the Palmer Group

Mr. Palmer established The Palmer Group, a private investment firm, in 1990, after serving seven years as Dean of The Wharton School of the University of Pennsylvania. He previously served as Managing Director and Chief Executive Officer of Touche Ross International and Managing Partner and Chief Executive Officer of Touche Ross & Co. (USA) (now Deloitte and Touche).
Director since 1987	Age 71

IVAN G. SEIDENBERG, Chairman and Chief Executive Officer of Verizon Communications Inc.

Mr. Seidenberg became Chairman of the Board of Verizon on January 1, 2004. He has served as the sole Chief Executive Officer since April 1, 2002, after serving as co-CEO when Verizon was formed in 2000. Verizon is one of the world's leading providers of communications services. He is also a director of Wyeth.
Director since 1995	Age 59

BRADLEY T. SHEARES, President of U.S. Human Health, Merck & Co., Inc.

Dr. Sheares assumed his current position with Merck & Co. in March of 2001. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck's U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation.

Director since 2004	Age 49

ERIC K. SHINSEKI, General United States Army (Ret.)

General Shinseki served in the United States Army for 38 years, most recently as Chief of Staff from June 1999 until June, 2003. Prior to that he held a number of key command positions, including Commander of U.S. Army, Europe and Commander of the NATO-led Peace Stabilization Force in Bosnia-Herzegovina. General Shinseki is the highest-ranking Asian-American in U.S. military history, a West Point graduate, and the recipient of numerous U.S. and foreign military decorations. He is also a director of BancWest Corporation, Guardian Life Insurance Company of America, and Grove Farm Land Corporation.

Director since 2003	Age 63

JOHN R. STAFFORD, Retired Chairman of the Board of Wyeth

Mr. Stafford served as Chairman of the Board of Wyeth, a manufacturer of pharmaceutical, health care and animal health products, from 1986 until his retirement at the end of 2002. He also served as Chief Executive Officer from 1986 to 2001. Mr. Stafford joined Wyeth in 1970 and held a variety of positions before becoming President in 1981. He is a director of Verizon Communications Inc.
Director since 1993	Age 68

MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer of SUPERVALU INC.

Mr. Wright was elected President and Chief Operating Officer of SUPERVALU INC., a food distributor and retailer, in 1978, Chief Executive Officer in 1981, and Chairman of the Board in 1982. He retired as President and CEO in June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway Company and Wells Fargo & Company. He was a director of Honeywell Inc. from April 1987 to December 1999.

Director since 1999	Age 67

DIRECTOR COMPENSATION

       The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell's director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and it Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

       Each non-employee director receives an annual Board cash retainer of $60,000. Each also receives a fee of $2,500 for each Board meeting attended (eight during 2005), an annual retainer of $10,000 for each Board Committee served ($15,000 for Audit Committee), and an additional Committee Chair retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting. Non-employee directors are also provided with $350,000 in business travel accident insurance, and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per donor, per calendar year.

       At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director's account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and may be paid as either a lump sum or in equal annual installments. Directors may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of their annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to their account in the Deferred Compensation Plan. Amounts credited either accrue interest (5.3 percent for 2006) or are valued as if invested in common stock equivalents or one of the other funds available to participants in our savings plan. Amounts deferred in a common stock account earn amounts equivalent to dividends. Upon a change of control, a director will be entitled to a lump-sum payment of amounts deferred before 2006.

       Each new director receives a one-time grant of 3,000 shares of common stock, which are subject to transfer restrictions until the director's service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director's service terminates (other than for death or disability) prior to the end of the restricted period. Each director also receives an annual grant of options to purchase 5,000 shares of common stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Option grants vest in cumulative installments of 40 percent on April 1 of the year following the grant date and an additional 30 percent on April 1 of each of the next two years. These options also become fully vested at the earliest of the director's retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant, death or disability.

       The Company's non-employee director compensation program does not provide for perquisites, discounted purchases of Company securities, or annual Company contributions to tax-qualified defined contribution and other deferred compensation plans. No director receives consulting fees from the Company.

       Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $250,000 of Company stock (including restricted shares) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. Directors will have five years to attain the prescribed ownership threshold.

Proposal No. 2—APPROVAL OF INDEPENDENT ACCOUNTANTS

       The Audit Committee, which is comprised entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP (“PwC”) as independent accountants for Honeywell to audit its consolidated financial statements for 2006 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the shareowners do not approve, the Audit Committee will reconsider the appointment.

       PwC provided audit and other services during 2005 and 2004 as set forth below:

(in millions of $)	2005	2004
Audit Fees	25.8	25.9	Annual audit of the Company's consolidated financial statements, quarterly reviews of interim financial statements in the Company's Form10-Q reports, statutory audits of foreign subsidiaries, and Sarbanes-Oxley Section 404 work.
Audit-Related fees	3.3	2.9	Audit-related services primarily associated with the Company's merger and acquisition activity and audits of stand-alone financial statements of subsidiaries,
Tax Fees	2.1	4.6	Tax compliance services were $1.8 in 2005 and $3.4 in 2004, relating primarily to extra-territorial income and international tax compliance and sales and use tax compliance. Tax consultation and planning services were $0.3 in 2005 and $1.2 in 2004, relating primarily to value-added tax and reorganizations.
All Other Fees	0.1	0.1	The fee represents primarily licensing fees for electronic workpaper software used by our Corporate Audit Department.
Total Fees	31.3	33.5

       Audit, audit-related and tax compliance fees, in the aggregate, comprised 99% and 96% of the total fees paid by Honeywell to PwC in 2005 and 2004, respectively.

       In accordance with its Charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC's independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. At its first meeting in each fiscal year, the Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm's independence in performing its audit and audit-related services. On a quarterly basis, the Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee's next regularly scheduled meeting.

       Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

       The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

AUDIT COMMITTEE REPORT

       The Audit Committee of the Honeywell International Inc. Board of Directors is comprised of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, our Board of Directors has determined that Russell E. Palmer and D. Scott Davis are “audit committee financial experts” as defined by applicable SEC rules and satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

       Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company's independent accountants. As stated above and in the Committee's charter, the Committee's responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell's financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

       The Audit Committee reviewed and discussed the Company's consolidated financial statements for the year ended December 31, 2005 with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees. The Committee also reviewed, and discussed with management and PwC, management's report and PwC's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

       The Company's independent accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC's provision of non-audit services, as described in the preceding section of this proxy statement, to the Company and its affiliates is compatible with PwC's independence.

       Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Russell E. Palmer, Chair
D. Scott Davis
James J. Howard
Eric K. Shinseki
John R. Stafford
Michael W. Wright

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

       The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Honeywell Common Stock as of December 31, 2005.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02101	98,408,768	(1)	11.7	(2)
FMR Corp. 82 Devonshire Street, Boston, MA 02109	71,408,197	(3)	8.5

(1)	State Street has sole voting power in respect of 27,913,411 shares; shared voting power in respect of 70,495,357 shares; and shared dispositive power in respect of all 98,408,768 shares listed above.
(2)	State Street holds 8.4% of our outstanding common stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.
(3)	FMR Corp. has sole voting power in respect of 3,902,822 shares; and sole dispositive power in respect of all 71,408,197 shares.

Stock Ownership of Directors and Executive Officers

       The following table sets forth information as of February 24, 2006 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the sole power to vote or transfer, except as otherwise noted, and stock options that are exercisable currently or within 60 days. Directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

		Components of Beneficial Ownership (Number of Shares)
Name(1)	Total Number of Shares(2)	Common Stock Beneficially Owned	Right to Acquire(3)	Other Stock-Based Holdings(4)
Gordon M. Bethune	26,473	3,000	13,500	9,973
Jaime Chico Pardo	30,279	3,113	13,500	13,666
David M. Cote	3,671,973	63,340	3,267,200	341,433
D. Scott Davis	9,267	7,000	0	2,267
Linnet F. Deily (5)	0	0	0	0
Robert J. Gillette	419,097	12,466	404,700	1,931
Clive R. Hollick	14,999	3,000	5,500	6,499
James J. Howard	76,193	7,942	13,500	54,751
Bruce Karatz	65,225	9,391	13,500	42,334
Russell E. Palmer	41,379	6,500	21,500	13,379
Ivan G. Seidenberg	46,282	3,965	21,500	20,817
Bradley T. Sheares	8,831	3,000	2,000	3,831
Eric K. Shinseki	16,671	3,016	5,500	8,155
John R. Stafford	63,965	24,465	19,500	20,000
Michael W. Wright	85,380	5,250	13,500	66,630
David J. Anderson	301,147	299	299,800	1,048
Roger Fradin	496,860	2,935	420,750	73,175
Peter M. Kreindler	1,131,539	64,838	1,040,000	26,701
All directors, nominees and executive officers as a group, including the above-named persons (23 people)	8,286,692	276,899	7,235,250	774,543

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.
(2)	The total beneficial ownership for any individual is less than 0.45%, and the total for the group is approximately 1.0%, of the shares of Common Stock outstanding.
(3)	Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of restricted units and stock options within 60 days of the record date.
(4)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists. Also includes the following number of shares subject to shared dispositive power: Mr. Stafford, 8,000 shares; and all directors and executive officers as a group, 51,625 shares.
(5)	Ms. Deily is a nominee for election to the Board at the 2006 Annual Meeting of Shareowners.

EXECUTIVE COMPENSATION
Report of the Management Development and Compensation Committee

       The Management Development and Compensation Committee of the Board of Directors (the “Committee”) (i) reviews and approves executive compensation-related corporate and individual goals and objectives, (ii) evaluates the Chief Executive Officer's (CEO) performance relative to established goals and objectives and reviews and, together with the other independent, non-employee directors, determines the CEO's compensation, (iii) determines the compensation of Honeywell's officers, (iv) oversees the design and administration of Honeywell's executive compensation program, and (v) annually prepares this report for inclusion in the proxy statement. The Committee is composed entirely of independent, non-employee directors.

Objectives of Executive Compensation Program

       Honeywell's executive compensation program is designed to:

•	Attract and retain highly qualified executives with the leadership skills and experience necessary to build long-term shareowner value;

•	Motivate executives to achieve rigorous business and financial goals consistent with Honeywell's annual operating plan, five-year strategic plan and its initiatives regarding growth, productivity, cash, people and the enablers (Velocity Product Development, Functional Transformation Initiative, and the Honeywell Operating System) (the “Honeywell Initiatives”); and

•	Reward executives for the achievement of these goals.

       A significant portion of each executive's compensation (80% to 90% for executive officers) is variable, at risk and directly dependent upon the achievement of pre-established financial goals and individual performance objectives and upon stock price appreciation. The Committee has also established stock ownership guidelines to ensure further alignment between the interests of executives and shareowners.

       Total executive compensation, including long-term incentive compensation and equity-based awards, is highly differentiated based on individual performance, including the executive's effectiveness in leading his or her business or function's efforts in driving the five Honeywell Initiatives and the twelve Honeywell Behaviors and in demonstrating strong commitment to integrity, compliance and corporate responsibility.

       Each year, the Committee reviews the executive compensation program with respect to the linkage between executive compensation and the creation of shareowner value, as well as the external competitiveness of the program, and determines what changes, if any, are appropriate.

Elements of Executive Compensation Program

       Honeywell's executive compensation program consists of the following elements: base salary, annual incentive bonus, and cash and equity-based long-term incentive compensation awards.

       Each component of the executive compensation program is addressed in the context of competitive conditions and the Committee reviews external benchmark information from multiple independent executive compensation surveys and consultants. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareowner returns. Thus, the peer group used in setting competitive compensation levels is not the same as the peer group index reflected in the Performance Graph on page 28 of this proxy statement. As further discussed below, the peer group used for compensation purposes consists of companies that have one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity, and/or otherwise compete with Honeywell for management talent.

       In setting executive compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. In addition to reviewing competitive compensation data, the Committee annually reviews tally sheets reflecting each executive officer's three-year compensation history with respect to each element of the executive compensation program, as well as projected payouts under the Company's supplemental retirement plans, and prior one-time awards or grants (e.g., sign on or make whole awards or grants made at the time the executive joined Honeywell).

       The Committee also retains an independent consultant to assist in its review of relevant data and determination of appropriate executive compensation levels.

       Base Salary. The base salaries of Honeywell's executive officers are established based on the scope of their responsibilities, taking into account the individual's skills and experience and competitive market compensation paid by peer companies (see discussion above) for comparable positions. The Committee reviews base salaries annually and makes adjustments in accordance with individual performance and from time to time to recognize promotions. Generally, annual increases in the base salary levels of Honeywell's executive officers range from 3% to 5% over the prior year's salary. Base salary generally comprises only 10% to 20% of the total compensation of Honeywell's executive officers.

       Annual Incentive Bonus. Each executive officer is eligible, under the Company's Incentive Compensation Plan for Executive Employees, for an annual cash incentive award in an amount up to a target percentage of the executive officer's base salary. An executive officer's annual incentive bonus generally comprises 15% to 20% of his or her total compensation.

       The annual incentive bonuses are paid from a pool that is funded based upon Honeywell's achievement of pre-established annual corporate financial objectives—earnings per share (EPS) and free cash flow, weighted equally, in 2005. Funding levels range from 0% if the Company fails to achieve at least 75% of the targeted financial objective, to 100% if the Company achieves 100% of target, to 200% if the Company achieves over 133% of target. In the case of a Strategic Business Group (“SBG”), the SBG's bonus pool is based on that SBG's net income and free cash flow performance (weighted equally). Unusual, infrequently occurring and/or extraordinary items (“Extraordinary Items”) are excluded in determining achievement of the corporate financial objectives. The EPS component of the annual incentive bonus pool is also subject to upward or downward adjustment (to a maximum of 25% in either direction) based on Honeywell's relative EPS growth performance versus a pre-established group of 36 peer companies comprising the Aerospace & Defense, Conglomerates, Auto Parts & Equipment, Specialty Chemicals, Diversified Chemical and Industrial Machinery subgroups of the S&P 500 Index (“Peer EPS Growth Adjustment”).

       Bonus targets for executive officers (other than the CEO) generally range from 75% to 100% of base salary. Actual awards can range from 0% to 200% of target, depending upon performance against the pre-established, weighted financial objectives discussed above and other specific management objectives (e.g., quality, delivery and other customer satisfaction metrics, productivity and working capital metrics, driving process and functional excellence, driving innovation through velocity product development and new product introductions, and promoting learning, integrity and compliance in the workplace). The types and relative importance of non-financial objectives varies depending upon the particular operation or functions for which the executive officer is responsible.

       For 2005, Honeywell exceeded its corporate EPS goal and its corporate free cash flow objectives. In addition, the EPS component of the pool was increased as a result of the Peer EPS Growth Adjustment. Accordingly, the overall corporate bonus pool was funded at 120% of target. Bonus pool funding for the individual SBGs varied between 90% of target and 140% of target. Individual bonuses awarded to the executive officers (other than the CEO) ranged from 96% to 148% of target, consistent with our philosophy of differentiating pay based on performance.

       For 2006, annual incentive bonuses will be based upon the achievement of financial objectives relating to EPS, free cash flow and, to drive more efficient use of capital, working capital turns, weighted 50%, 25% and 25%, respectively. Working capital turns is defined as sales divided by working capital (accounts receivable plus inventory less accounts payable). In the case of an SBG, target bonus will be based on that SBG's performance against those metrics (substituting net income in place of EPS at the SBG level).

       Long-Term Incentive Compensation. The primary purpose of Honeywell's long-term incentive compensation program is to drive maximum shareowner return by directly aligning the interests of the executives and shareowners and motivating key executives to remain with the Company. Long-term incentive compensation comprises approximately 50% to 60% of the total compensation of executive officers (other than the CEO), of which approximately 67% is equity-based and 33% is cash-based.

       Stock Options. The Committee makes annual grants of stock options to Honeywell's officers. These options have an exercise price equal to the fair market value of the Company's common stock on the grant date, and generally vest over a three-year period and expire ten years after the grant date. Stock options directly align the interests of executives and shareowners as the options only have value to the recipients if the Company's stock price appreciates after the options are granted. The repricing of stock options without shareowner approval is expressly prohibited under the Company's 2003 Stock Incentive Plan as well as under the proposed 2006 Stock Incentive Plan.

       Actual stock option award levels are based primarily upon the executive's potential to contribute to the future financial performance of the Company and to assume increased leadership responsibilities. In 2005, actual option grants for executive officers ranged from 75,000 shares to 150,000 shares. The Company's executive stock ownership guidelines (see below) ensure that appropriate focus is maintained on long-term performance rather than short-term market fluctuations.

       Growth Plan. The Committee also administers a long-term, cash-based compensation program under which executives are granted awards in the form of Growth Plan Units, which have a target value of $100 per unit. The number of units awarded is equal to 10% of the number of stock options awarded to the executive in the first year of each two-year performance cycle. Growth Plan Units encourage executives to focus on the Company's achievement of specific, multi-year financial objectives that are aimed at driving shareowner value and that are consistent with Honeywell's strategic plan and growth initiatives. At the corporate level, payments relating to Growth Plan Units awarded with respect to the 2003-2004 and 2005-2006 performance cycles were and are contingent upon the achievement of specified financial objectives regarding organic revenue growth and return on investment (ROI), weighted equally. For an SBG, 50% of performance is based on those corporate goals, while the 50% balance is weighted equally between SBG revenue growth and SBG ROI goals. In addition, the Growth Plan pool for a given performance cycle does not fund unless Honeywell achieves an established minimum annual EPS growth rate over the two-year performance cycle.

       Actual Growth Plan payouts can range from 0% to 200% of target, depending upon performance against those established financial objectives. The Growth Plan cash awards earned for the 2003-2004 performance cycle ranged from 137% to 187% of target depending on SBG as Honeywell and each SBG exceeded both financial objectives during the performance cycle. Fifty percent of earned awards for the 2003-2004 performance cycle was paid in the first quarter of 2005 and the remaining fifty percent was paid in the first quarter of 2006.

       Restricted Units. In addition to stock options and Growth Plan Units, the Company may award restricted units to select individual executives in connection with promotions, for retention purposes and to reward executives who have exhibited sustained exceptional performance and who are determined to have high potential for future contributions to Honeywell. Each restricted unit entitles the holder to one share of Honeywell common stock at the end of an extended vesting period, typically vesting 33% on the 3rd anniversary of grant, 33% on the 5th anniversary of grant, and 34% vesting on the 7th anniversary of grant. In 2005, the Committee awarded restricted units to each of Mr. Fradin (50,000 shares) and Mr. Gillette (50,000 shares).

Other Aspects of Executive Compensation Program

       Perquisites. Honeywell provides executives with perquisites that the Company and the Committee believe are reasonable, competitive and consistent with the overall executive compensation program in that they help the Company attract and retain the best leaders. The Summary Compensation Table on page 25 of this proxy statement contains itemized disclosure of all perquisites provided to the executives named in the table (Named Executive Officers), regardless of amount. The Company adopted this practice, which goes beyond both current and proposed SEC disclosure requirements, in 2003.

       Deferred Compensation. In July 2005, the Committee approved amendments to certain nonqualified deferred compensation plans that the Company maintains for the benefit of its executive officers and certain other employees. The purpose of the amendments was to conform the plans to the requirements of section 409A of the Internal Revenue Code of 1986 (as amended) and to reduce the long-term cost of the plans to the Company. The amendments included changing the rate of notional interest credited to a participant's deferred amounts from an above market rate set annually (which varied between 8% and 11%) to a rate based on the Company's annual cost of borrowing at a fixed rate for a 15-year term (5.2% for 2005 and 5.3% for 2006) that is subject to change annually.

       Stock Ownership Guidelines. In February 2003, the Committee adopted minimum stock ownership guidelines for all Honeywell officers. The ownership requirement for the CEO is Honeywell stock equal in value to six times the current annual base salary. The other Named Executive Officers, are required to own shares equivalent in value to four times their current annual base salary (with the remaining officers having an ownership threshold set at two times base salary. Each of the Named Executive Officers holds shares in excess of the established ownership guidelines.

       In addition, the stock ownership guidelines call for officers to hold for at least one year the net shares from restricted stock unit vesting (with respect to restricted stock units granted after the adoption of the stock ownership guidelines) or the net gain shares of Honeywell stock that they receive by exercising stock options. For this purpose, “net shares” means the number of shares obtained from restricted stock unit vesting, less the number of shares the executive sells to pay Company withholding taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the executive sells to: (a) cover the exercise price of the options, and (b) pay the Company withholding taxes. After minimum ownership levels are met, officers would be able to sell shares above the minimum required level after satisfying the one-year holding period. These guidelines are subject to periodic review to ensure the levels are appropriate.

       Tax Deductibility of Compensation. The Internal Revenue Code restricts deductibility of annual individual compensation to Honeywell's top executive officers in excess of $1 million if certain conditions set forth in the Code are not fully satisfied. Honeywell intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid under Honeywell's stock plan and incentive compensation plans is generally tax-deductible. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet Honeywell's compensation needs, and in such limited situations, certain compensation paid to some executives is not tax-deductible.

Compensation of the Chief Executive Officer

       The Committee recommends, and the independent, non-employee directors (including the members of the Committee) approve, the compensation of the Chief Executive Officer (CEO). In determining its recommendations, the Committee evaluates the CEO's performance in light of established goals and objectives and applies the same principles it follows in determining the compensation of the Company's other officers. The Committee retains an independent consulting firm to assist in its review of CEO compensation.

       Per his employment agreement, Mr. Cote received a base salary of $1.5 million in 2005. In February 2006, the Committee recommended (and the independent, non-employee directors approved) a 10% increase in Mr. Cote's base salary (to $1.65 million), effective March 31, 2006. In determining the amount of the recommended base salary increase, the Committee considered (i) competitive data provided by its compensation consultant, (ii) the fact that Mr. Cote's base salary had not previously been increased since he joined the Company in February 2002, and (iii) his critical leadership role in driving consistent, strong financial and operational performance during his tenure, including, without limitation, the following accomplishments:

•	compounded annual growth of 10%, 17%, 12%, and 8% in sales, segment profit, earnings per share and free cash flow, respectively, during the 2003-2005 period;

•	implementing disciplined capital allocation strategy that has returned more than $1.9 billion to shareowners through share repurchases, and increased the dividend by more than 20%;

•	transforming Honeywell's portfolio of businesses to better enable sustainable profitable growth through the divestiture of non-core businesses (particularly in its Specialty Materials segment), the completion and integration of acquisitions in key growth segments, and continuous investment in organic growth;

•	re-emphasizing the focus on customer service by driving improved quality and delivery and increased ease of doing business with the Company;

•	driving innovation through alignment of strategy and technology development and reducing cycle time to bring new products to market faster; and

•	creating a “one company” performance culture through the establishment of the five Honeywell Initiatives, the twelve Honeywell behaviors, common processes and common systems.

       Mr. Cote was awarded an annual incentive bonus of $3,000,000 for 2005, which represents a 25% increase over his 2004 incentive bonus, and 20% of his overall 2005 compensation. In determining its recommendation as to the level of award, the Committee considered, in addition to the Company's performance against the corporate financial objectives discussed above, the continued progress of Mr. Cote and his management team in driving continuous progress and improvement through the five Honeywell Initiatives. Specific 2005 accomplishments considered by the Committee included, without limitation, the following:

•	strong performance relating to all key financial metrics:
—	sales up 8% to $27.7 billion, including 5% organic sales growth;
—	30% increase in earnings per share;
—	$1.8 billion of free cash flow, representing a conversion of more than 100% of net income; and
—	over $400 million of segment profit growth, with 70 basis points of margin expansion.
•	completion of significant portfolio actions that better position the Company for future growth:
—	acquisition and integration of Novar and Zellweger into Automation and Control Solutions;
—	acquisition of full ownership of UOP, a leading worldwide technology supplier to the refinery and petrochemical industries; and
—	divestiture of non-core Specialty Materials businesses (industrial wax, U.S. nylon carpet fibers).
•	significant actions to simplify the business, increase customer focus and reduce costs:
—	Aerospace realignment;
—	consolidation of Friction Materials into the Consumer Products Group in Transportation Systems; and
—	exit from the North American original equipment business in Friction Materials.
•	introduction of functional transformation initiative aimed at improving process quality and service and reducing costs in each function (Finance, HR, IT, Procurement, Law, etc.);

•	development of standard implementation framework and launch of pilots for Honeywell Operating System designed to drive sustained improvements in safety, quality, delivery, cost and inventory;

•	achieving growth and increasing return to shareowners through capital allocation strategy:
—	disciplined acquisition process generated eight completed transactions;
—	repurchased over $1 billion of common stock and authorized the repurchase of an additional $3 billion; and
—	increased the dividend rate by 10% for the second year in a row.
•	improved executive talent pool, as reflected in increasing internal promotion rates versus outside hires, and stable executive turnover rates.

       Pursuant to its Charter, in reviewing the long-term incentive component of CEO compensation, the Committee considered the Company's financial performance and relative shareowner return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. Cash-based long-term incentive compensation based on the achievement of specific corporate financial objectives comprised 41% of Mr. Cote's overall 2005 compensation and equity-based long-term incentive compensation which has value only upon stock price appreciation comprised 59% of Mr. Cote's overall 2005 compensation.

       Mr. Cote was granted 600,000 stock options in 2005 in recognition of his leadership in driving continuous improvement in financial and operational performance through the five Honeywell Initiatives.

       Mr. Cote received a cash award of $4.48 million in the first quarter of 2006, representing the second and final installment of his earned Growth Plan cash award for the 2003-2004 performance cycle. Mr. Cote also received an award of 60,000 Growth Units (10% of the number of options he was granted) with a target value of $6 million ($100 per Unit) for the 2005-2006 performance cycle (see discussion of Growth Plan above.)

       No restricted stock or restricted stock units were awarded to Mr. Cote during 2005.

       Overall, approximately 90% of Mr. Cote's 2005 direct compensation was variable, at risk and directly dependent upon the achievement of pre-established corporate financial goals and management objectives and upon stock price appreciation. See the Summary Compensation Table and related footnotes beginning on page 25 for further detail regarding Mr. Cote's 2005 compensation and “Employment and Termination Arrangements” on page 28 for further discussion of Mr. Cote's employment agreement.

The Management Development and Compensation Committee:

John R. Stafford, Chairman Gordon M. Bethune Clive R. Hollick Bruce Karatz Ivan G. Seidenberg Bradley T. Sheares

Summary Compensation Table

       The following table provides a summary of cash and non-cash compensation paid to, earned by or awarded to Honeywell's Chief Executive Officer during 2005 and the other four most highly compensated executive officers of Honeywell during 2005.

Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)(2)	Securities Underlying Options/SARs (Shares)	LTIP Payouts($)(3)	All Other Compensation($)(4)

David M. Cote Chairman of the Board and Chief Executive	2005 2004 2003	$1,500,000 1,500,000 1,500,000	$3,000,000 2,400,000 2,100,000	$230,147 292,657 596,954	$ — — —	600,000 600,000 600,000	$4,476,548 4,476,548 —	$533,553 501,861 2,665,027
David J. Anderson (5) Senior Vice President Chief Financial Officer	2005 2004 2003	726,466 700,000 368,219	880,000 800,000 700,000	51,200 412,476 149,310	— — 4,323,000	150,000 150,000 262,000	1,297,500 1,297,500 —	149,649 436,485 2,260,719
Roger Fradin (6) President and Chief Executive Officer Automation and Control Solutions	2005 2004 2003	622,685 587,705 —	825,000 600,000 —	52,329 54,214 —	1,964,000 229,230 —	150,000 150,000 —	513,750 1,843,750 —	140,728 302,475 —
Peter M. Kreindler Senior Vice President and General Counsel	2005 2004 2003	622,685 600,000 587,110	775,000 700,000 575,000	49,196 42,950 42,430	— — —	150,000 150,000 150,000	1,297,500 1,297,500 —	568,316 489,590 472,362
Robert J. Gillette (7) President and Chief Executive Officer Aerospace	2005 2004 2003	547,945 — —	575,000 — —	51,933 — —	1,710,500 — —	150,000 — —	935,000 — —	26,391 — —

       (1) Other Annual Compensation consists of the following:

		Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Kreindler	Mr. Gillette

Personal use of company aircraft*	2005 2004 2003	108,579 101,500 107,175	— 6,400 15,000	— — —	9,996 3,800 3,300	— — —
Personal financial planning services	2005 2004 2003	22,350 26,385 29,350	— — —	— — —	— — —	— — —
Cash flexible perquisite payments	2005 2004 2003	25,000 — 12,500	50,000 50,000 26,096	50,000 50,000 —	38,000 38,000 38,000	50,000 — —
Temporary housing	2005 2004 2003	— — 73,194	— 21,348 20,227	— — —	— — —	— — —
Excess liability insurance	2005 2004 2003	1,200 1,150 1,130	1,200 1,150 471	1,200 1,150 —	1,200 1,150 1,130	1,200 — —
Personal use of company car**	2005 2004 2003	53,167 55,390 66,651	— — —	— — —	— — —	— — —
Security	2005 2004 2003	— 36,597 169,978	— — —	— — —	— — —	— — —
Tax reimbursement payments***	2005 2004 2003	19,851 71,635 136,976	— 333,578 87,516	1,129 3,064 —	— — —	733 — —

Totals	2005 2004 2003	$230,147 292,657 596,954	$51,200 412,476 149,310	$52,329 54,214 42,950	$49,196 42,950 42,430	$51,933 — —

*	Mr. Cote is required by Company policy to use Company aircraft for all travel.
**	For Mr. Cote, includes the cost of drivers who also serve as security.
***	Mr. Anderson's relocation required a loss on sale payment which included tax reimbursement in 2004.
(2)	The information in this column is based upon the closing price of Common Stock on the date of grant. Each restricted unit entitles the holder to a share of Common Stock on vesting. Common Stock dividend equivalents are payable on each restricted unit prior to vesting. The restricted units shown in the Summary Compensation Table vest as follows: Mr. Anderson, 24,750 will vest on July 25, 2006, 49,500 will vest on July 25, 2007, 50,250 will vest on July 25, 2008 and 25,500 will vest on July 25, 2009; Mr. Fradin, 3,215 vested on February 6, 2005, 3,215 vested on February 6, 2006, 16,500 will vest on July 29, 2008, 16,500 will vest on July 29, 2010, and 17,000 will vest on July 29, 2012; Mr. Gillette, 16,500 will vest on January 7, 2008, 16,500 will vest on January 7, 2010, 17,000 will vest on January 7, 2012. The total number of unvested restricted units held by the Named Executive Officers, and their value, both as of December 31, 2005, are as follows: Mr. Cote, 693,400 ($25,829,150); Mr. Anderson, 150,000 ($5,587,500); Mr. Fradin, 90,715 ($3,379,134); and Mr. Gillette, 83,500 ($3,110,375); and all restricted units vest in the event of the Normal/Full retirement, death or Total Disability of the grantee, or upon a Change in Control of Honeywell, as such terms are defined in the 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates and the 2003 Stock Incentive Plan for Employees of Honeywell International Inc. and its Affiliates.
(3)	Represents the second 50% installment of earned awards under the Growth Plan for the 2003-2004 performance period, paid in the first quarter of 2006. Growth Plan awards were determined by the Committee by comparing the Company's actual performance with revenue growth and return on investment targets (each measure equally weighted) established by the Committee for the performance period. The Committee also established a minimum earnings per share growth target that had to be met before any amounts would be paid under the Growth Plan.
(4)	All other compensation for 2005 consists of the following:
	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Kreindler	Mr. Gillette
Above market interest*	$464,190	120,615	90,910	498,823	10,942
Matching contributions	60,000	29,034	49,818	49,772	14,969
Executive life insurance	—	—	—	19,721	—
Above Plan Relocation	9,363	—	—	—	480

Total	$533,553	$149,649	$140,728	$568,316	$26,391

*	Represents the difference between market interest rates determined pursuant to SEC rules and the 8–11% interest credited by the Company on deferred salary, deferred incentive compensation, and amounts deferred under the supplemental savings programs. Generally, for amounts deferred before January 1, 2006 under the salary and incentive compensation deferral plans, the Executive Officer must remain employed by the Company for at least three years following the deferrals or retire in order to obtain the full stated interest rate. As noted in the Report of the Management Development and Compensation Committee on Executive Compensation, for amounts generally deferred after January 1, 2005, an interest rate equal to the Company's 15-year borrowing rate will be used instead of the above market interest rates. This rate is subject to change annually and was 5.2% for 2005, and is 5.3% for 2006.
(5)	Mr. Anderson was hired on June 23, 2003.
(6)	Mr. Fradin was named President and Chief Executive Officer, Automation and Control Solutions on January 5, 2004.
(7)	Mr. Gillette was named President and Chief Executive Officer, Aerospace on January 7, 2005.

Option Grants in Last Fiscal Year

       The stock options included in the following table were all granted with an exercise price equal to 100 percent of the fair market value of the Common Stock on the date of grant.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(2)
D.M. Cote	600,000	5.85%	$36.51	02/01/15	$6,438,000
D.J. Anderson	150,000	1.46%	36.51	02/01/15	1,609,500
R. Fradin	150,000	1.46%	36.51	02/01/15	1,609,500
P.M. Kreindler	150,000	1.46%	36.51	02/01/15	1,609,500
R.J. Gillette	150,000	1.46%	36.51	02/01/15	1,609,500

(1)	Vesting will occur 40% on January 1, 2006 and 30% on each of January 1, 2007 and January 1, 2008. These options expire if not exercised within ten years, and immediately vest upon the Full Retirement, death or Total Disability of the grantee, or upon a Change in Control of Honeywell, as such terms are defined in the Plan.

(2)	Options are valued using a Black-Scholes option pricing model that assumes the following: a historic five-year average volatility of 35.3% the average dividend yield for the three years ended December 31, 2005 (2.4%), a 3.71% risk-free rate of return (based on the average zero coupon five-year U.S. Treasury note yield for the month of grant), and an expected option life of 5.0 years based on past experience. No adjustments are made for non-transferability or risk of forfeiture. Options will have no actual value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date.

Aggregated Option Exercises in Last Fiscal
Year and FY-End Option Values

			Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End
Name	Shares Acquired on Exercise(#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
D.M. Cote	—	—	2,537,200	1,465,000	$13,243,164	$4,675,350
D.J. Anderson	—	—	194,800	367,200	$1,325,376	$1,415,064
R. Fradin	—	—	293,250	262,500	$1,263,110	$554,700
P.M. Kreindler	—	—	890,000	285,000	$1,690,600	$854,400
R.J. Gillette	—	—	277,200	255,000	$1,138,176	$630,600

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock- Price-Based Plans(2)
Name	Number of Units(1)	Performance Period	Threshold($)	Target($)	Maximum($)
D.M. Cote	60,000	2005–2006	3,000,000	6,000,000	12,000,000
D.J. Anderson	15,000	2005–2006	750,000	1,500,000	3,000,000
R. Fradin	15,000	2005–2006	750,000	1,500,000	3,000,000
P.M. Kreindler	15,000	2005–2006	750,000	1,500,000	3,000,000
R.J. Gillette	15,000	2005–2006	750,000	1,500,000	3,000,000

(1)	Each of the Named Executive Officers has been granted contingent long-term performance awards denominated in dollars ($100 per unit) (“Growth Plan Units”).

(2)	The actual payouts from Growth Plan Units will be determined and approved by the Management Development and Compensation Committee based on the actual performance against organic revenue growth and return on investment targets (each measure equally weighted) established by the Committee for the two-year performance period (January 1, 2005 through December 31, 2006). The Committee also established a minimum earnings per share growth target that must be met before any amounts will be paid. If the threshold performance is not met, no awards will be paid. Fifty percent of earned awards, if any, would be paid in the first quarter of 2007, with the remaining fifty percent paid one year later.

Performance Graph

       The following graph compares the five-year cumulative total return on our Common Stock to the total returns on the Standard & Poor's 500 Stock Index and a composite of Standard & Poor's Aerospace and Defense and Industrial Conglomerates indices, on an equally weighted basis (the “Composite Index”). The selection and weighting of the Aerospace and Defense component of the Composite Index was deemed appropriate in light of the fact that Honeywell's Aerospace segment has accounted for, on average, approximately 50% of our aggregate segment profits over the past three completed fiscal years. The selection and weighting of the Industrial Conglomerates component of the Composite Index reflects the diverse and distinct range of non-aerospace businesses conducted by Honeywell and their contribution to our overall segment profits. The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in Honeywell stock and each index on December 31, 2000 and that all dividends were reinvested.

Honeywell

S&P 500®

Composite Index

2000

2001

2002

2003

2004

2005

0

50

100

150

D

O

L

L

A

R

S

Dec 2000

100

100

100

Dec 2001

Dec 2002

Dec 2003

Dec 2004

Dec 2005

72.91

88.11

86.04

52.95

68.64

66.40

75.85

88.33

85.65

82.08

97.94

100.80

106.90

102.75

88.27

Employment and Termination Arrangements

       Mr. Cote's employment agreement provides for his employment as Chairman and Chief Executive Officer through February 18, 2007, with automatic extensions of such agreement that retain a minimum three-year term. During the term of his agreement, Mr. Cote will have an annual salary of at least $1,500,000, an annual target bonus opportunity equal to 125 percent of his base salary and shall be eligible for annual equity awards based on a target value of 230% of his then current base salary and annual incentive bonus target. If his employment is terminated by Honeywell other than for cause (as defined in his agreement) prior to the expiration of his agreement, Honeywell will continue to provide Mr. Cote with compensation, benefits, and other compensation arrangements through his date of termination and following that, Mr. Cote will receive benefits under the Severance Plan for Senior Executives, described below. If Mr. Cote is terminated other than for cause, death or disability, or if he terminates his employment for ‘good reason' (as defined in his agreement), his unvested, non-performance based equity awards would remain outstanding and vest as scheduled. In the event of a change in control, Honeywell's obligation to provide certain life insurance benefits for Mr. Cote would become irrevocable and Honeywell would be required to immediately fund a trust in an amount sufficient to pay projected future premiums with respect to such insurance benefits. See also “Report of the Management Development and Compensation Committee” and “Retirement Benefits.”

       Under the Severance Plan for Senior Executives, the executive officers named in the Summary Compensation Table (except Mr. Fradin and Mr. Gillette) would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of 36 months if their employment is terminated by Honeywell other than for gross cause (which includes fraud, theft, intentional misconduct and criminal conduct). Mr. Fradin and Mr. Gillette would receive severance payments and benefits for a period of 18 months (24 months in the event of a change in control) under the Severance Plan for Senior Executives. Following a voluntary resignation for "good reason' after a change in control, the payments would be made in a lump sum. The Severance Plan for Senior Executives provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by Honeywell.

Retirement Benefits

       The following table illustrates the estimated annual pension benefits which would be provided on retirement at age 65 under Honeywell's Retirement Earnings Plan and related unfunded supplemental retirement plans (collectively, the “Honeywell Pension Program”), after applicable deductions for Social Security benefits and assuming completion of the required five years of service, to the salaried executives identified in the following paragraph with the specified average annual remuneration and years of service.

	Pension Table Years of Credited Service
Average Annual Remuneration	5	10	15	20	25–30	35	40
$1,000,000	$85,608	$185,608	$285,608	$385,608	$485,608	$518,841	$592,961
1,200,000	105,608	225,608	345,608	465,608	585,608	623,841	712,961
1,400,000	125,608	265,608	405,608	545,608	685,608	728,841	832,961
1,600,000	145,608	305,608	465,608	625,608	785,608	833,841	952,961
1,800,000	165,608	345,608	525,608	705,608	885,608	938,841	1,072,961
2,000,000	185,608	385,608	585,608	785,608	985,608	1,043,841	1,192,961
4,000,000	385,608	785,608	1,185,608	1,585,608	1,985,608	2,093,841	2,392,961

       The benefit amounts shown in the Pension Table are computed on a straight-life annuity basis. At January 1, 2006, the following individuals have approximately the indicated number of years of credited service for purposes of using the Pension Table above to calculate pension benefits under the Honeywell Pension Program: Mr. Anderson, 6.0 (includes 3.5 years of service with former employer); Mr. Kreindler, 14; and Mr. Gillette, 9.0. The pension benefits for Mr. Cote and Mr. Fradin are described below. Normal retirement age for all executives other than Mr. Cote is age 65. Except as otherwise noted below, executives may elect to receive the value of their supplemental retirement plan benefits in a lump sum.

       The amounts in the Salary and Bonus columns of the Summary Compensation Table for 2005 would be included in computing remuneration for pension purposes. Average annual remuneration under the Honeywell Pension Program is calculated based on the highest paid 60 consecutive months of an employee's last 120 months of employment.

       Under Mr. Cote's employment agreement he is entitled to receive a retirement benefit, expressed as a single life annuity commencing at age 60, equal to 60 percent of final average compensation

(based on his final three years of base salary and bonus) payable annually for his lifetime, with a lifetime surviving spouse benefit equal to 75% of his benefit. Benefits under his agreement will be reduced by (i) 4% per year for each year that such benefits commence prior to Mr. Cote's 60th birthday, and (ii) any retirement benefits payable under the Honeywell Pension Program (or under any other generally applicable Honeywell pension arrangements) and benefits payable under retirement plans of former employers. The value of the non-qualified portion of this benefit is also available in a lump sum following termination of employment. Mr. Cote's agreement further provides that his retirement benefit is forfeitable if he voluntarily terminates employment with Honeywell without good reason prior to completing 5 years of service or is terminated by Honeywell for cause. The additional retirement benefit required by Mr. Cote's employment agreement is payable at the same time, in the same manner and under the same terms and conditions, as under any other non-qualified pension plan in the Honeywell Pension Program in which Mr. Cote participates on his termination date. If Mr. Cote is entitled to severance payments following his termination, up to twelve months of severance payments shall be taken into account for purposes of calculating final average compensation and service. Assuming his retirement at age 60, based on his current final average compensation, Mr. Cote would be entitled to an annual retirement benefit of $2,400,000 under his agreement, before reduction of such amount by retirement benefits from Honeywell and prior employers.

       Mr. Anderson's total benefit under the Honeywell Pension Program will be expressed as an annuity based on 2% of his final average annual remuneration (as described above) times full years of credited service up to 25 years, less 64% of estimated Social Security benefits. If Mr. Anderson retires, based on his employment agreement, his service shall include both his Honeywell years of employment and years of employment with his former employer, ITT Industries, for all purposes. If Mr. Anderson retires from the Company on or after attaining age 60, he is terminated by the Company for reasons other than cause, or there is a change in control, he will be entitled to an additional annual pension benefit of $125,000 (or $175,000 if he retires from the Company on or after attaining age 62). If it is assumed that Mr. Anderson's eligible compensation remains at the amount reported for the Company's last fiscal year, the estimated total annual retirement benefit payable at his normal retirement age on a single life annuity basis would be $630,785.

       Mr. Fradin's basic benefit under the Honeywell Pension Program will be expressed as an annuity based on 1.2% of his eligible pay each year up to the average of the Social Security wage bases over a period defined in the Honeywell Pension Program; plus 1.85% of his eligible pay in excess of such average (the “Pittway Formula”). Because of his prior service with the Pittway Corporation, Mr. Fradin is also covered by a two-part non-qualified pension arrangement that provides pension benefits in addition to the basic pension described in the preceding sentence. For his 26.5 years of Pittway service on or before June 30, 2003, Mr. Fradin's pension benefit is calculated using the Pittway Formula with eligible pay up to $300,000 per year. For service on or after July 1, 2003, Mr. Fradin's pension benefit is calculated as a lump sum amount equal to 6% of average annual remuneration (as described above) (with no dollar limitation) times credited service on or after July 1, 2003. Mr. Fradin will receive his additional non-qualified pension benefit under the Pittway Formula in annuity form. If it is assumed that Mr. Fradin's eligible compensation remains at the amount reported for the Company's last fiscal year, the estimated total annual retirement benefit payable at his normal retirement age on a single life annuity basis would be $229,062.

       Mr. Kreindler's total benefit under the Honeywell Pension Program will be expressed as an annuity based on 2% of his final average annual remuneration (as described above) times full years of credited service up to 25 years, less 64% of estimated Social Security benefits. If it is assumed that Mr. Kreindler's eligible compensation remains at the amount reported for the Company's last fiscal year, the estimated total annual retirement benefit payable at his normal retirement age on a single life annuity basis would be $495,732.

       Mr. Gillette's total benefit under the Honeywell Pension Program will be expressed as an annuity based on 2% of his final average annual remuneration (as described above) times full years of credited service up to 25 years, less 64% of estimated Social Security benefits. If it is assumed that Mr. Gillette's eligible compensation remains at the amount reported for the Company's last fiscal year, the estimated total annual retirement benefit payable at his normal retirement age on a single life annuity basis would be $546,858.

Certain Relationships and Related Transactions

       Applicable Policies and Procedures. Article EIGHTH of Honeywell's Certificate of Incorporation provides that a related or interested party transaction (e.g., a transaction between the Company and a director, officer or shareowner of the Company or another party in which they have an interest) shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer is required to report to the Board of Directors any relationship or transaction that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. The Board or responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In order to ensure that all material relationships and related party transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer completes a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related party transactions between such individuals and the Company other than those previously disclosed to the Company.

       Related Party Transaction. The Honeywell ADI business leases its administrative office building in Melville, New York at a market value rent of $788,000 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Controls, is a limited partner, holding a twelve percent ownership interest, in New Island Holdings. The terms of the lease have not been changed since the original negotiation between ADI and the prior owner.

Equity Compensation Plans
As of December 31, 2005

       Information about our equity compensation plans is as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	58,761,915	(1)	$38.09	(2)	13,511,032	(3)
Equity compensation plans not approved by security holders	891,751	(4)	N/A	(5)	N/A	(6)
Total	59,653,666		$38.09		13,511,032	(7)

(1)	Equity compensation plans approved by shareowners that are included in column (a) of the table are the 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2003 Stock Incentive Plan”) (17,757,570 common shares to be issued for options; 5,250 shares to be issued for SARs; 2,993,591 restricted units subject to attainment of certain performance goals or continued employment; and 501,261 deferred restricted units of earned and vested awards under this plan and prior plans approved by shareowners where delivery of shares has been deferred); the 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates (36,098,728 common shares to be issued for options; 155,575 shares to be issued for SARs; and 971,940 restricted units subject to attainment of certain performance goals or continued employment); and the Stock Plan for Non-Employee Directors of Honeywell International Inc. (the “Director Stock Plan”) and predecessor plans (236,000 common shares to be issued for options and 42,000 shares of restricted stock). 822,060 growth plan units were issued in the first quarter of 2005 pursuant to a long-term compensation program established under the 2003 Stock Incentive Plan. The ultimate value of any growth plan award may be paid in cash or shares of Honeywell common stock and, thus, growth plan units are not included in the table above. The ultimate value of growth plan units depends upon the achievement of pre-established performance goals during a two-year performance cycle relating to growth in earnings per share, revenue and return on investment. The growth plan units issued in the first quarter of 2005 relate to the performance cycle commencing January 1, 2005 and ending December 31, 2006. Awards made with respect to the prior two-year performance cycle (January 1, 2003–December 31, 2004) were paid in cash. As of February 24, 2006, 58,782,303 options and SARs were outstanding with a weighted average exercise price of $39.07 and a weighted average remaining term of 6.3 years. 4,359,753 restricted units, restricted shares and deferred units were also outstanding as of that date.

(2)	Column (b) does not include any exercise price for restricted units or growth plan units granted to employees or non-employee directors under equity compensation plans approved by shareowners. Restricted units do not have an exercise price because their value is dependent upon attainment of certain performance goals or continued employment or service and they are settled for shares of Honeywell common stock on a one-for-one basis. Growth plan units are denominated in cash units and the ultimate value of the award is dependent upon attainment of certain performance goals.
(3)	The number of shares that may be issued under the 2003 Stock Incentive Plan as of December 31, 2005 is 13,454,032 which includes the following additional shares under the 2003 Stock Incentive Plan (or any Prior Plan as defined in the 2003 Stock Incentive Plan) that may again be available for issuance: shares that are settled for cash, expire, are cancelled, are tendered in satisfaction of an option exercise price or tax withholding obligations, are reacquired with cash tendered in satisfaction of an option exercise price or with monies attributable to any tax deduction enjoyed by Honeywell to the exercise of an option, and are under any outstanding awards assumed under any equity compensation plan of an entity acquired by Honeywell. The remaining 57,000 shares included in column (c) are shares remaining for future grants under the Director Stock Plan. As of February 24, 2006, 8,482,000 options were awarded under the 2003 Stock Incentive Plan in 2006. No shares have been awarded in 2006 under the Director Stock Plan.
(4)	Equity compensation plans not approved by shareowners that are included in the table are the Supplemental Non-Qualified Savings Plans for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries, the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries, and the Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc.
The Supplemental Non-Qualified Savings Plans for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries are unfunded, nonqualified plans that provide benefits equal to the employee deferrals and company matching allocations that would have been provided under Honeywell's U.S. tax-qualified savings plan if the Internal Revenue Code limitations on compensation and contributions did not apply. The company matching contribution is credited to participants' accounts in the form of notional shares of Honeywell common stock. Additional notional shares are credited to participants' accounts equal to the value of any cash dividends payable on actual shares of Honeywell common stock. The notional shares are distributed in the form of actual shares of Honeywell common stock when payments are made to participants under the plans. As of February 24, 2006, 733,826 shares will be issued under the plans.
The AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries was a cash incentive compensation plan maintained by AlliedSignal Inc. This plan has expired. Employees were permitted to defer receipt of a cash bonus payable under the plan and invest the deferred bonus in notional shares of Honeywell common stock. The notional shares are distributed in the form of actual shares of Honeywell common stock when payments are made to participants under the plan. No further deferrals can be made under this plan. The number of Honeywell securities that remain to be issued under this expired plan is 54,857.
The Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. provides for mandatory and elective deferral of certain payments to non-employee directors. Mandatory deferrals are invested in notional shares of Honeywell common stock. Directors may also invest any elective deferrals in notional shares of Honeywell common stock. Additional notional shares are credited to participant accounts equal to the value of any cash dividends payable on actual shares of Honeywell common stock. Notional shares of Honeywell common stock are converted to an equivalent amount of cash at the time the distributions are made from the plan to directors. However, one former director is entitled to receive periodic distributions of actual shares of Honeywell common stock that were notionally allocated to his account in years prior to 1992. The number of Honeywell securities that remain to be issued to this director is 2,993.

(5)	Column (b) does not include any exercise price for notional shares allocated to employees under Honeywell's equity compensation plans not approved by shareowners because all of these shares are notionally allocated as a matching contribution under the non-qualified savings plans or as a notional investment of deferred bonuses or fees under the cash incentive compensation and directors' plans as described in note 4 and are only settled for shares of Honeywell common stock on a one-for-one basis.
(6)	No securities are available for future issuance under the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries and the Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. The cash incentive compensation plan has expired. All notional investments in shares of Honeywell common stock are converted to cash when payments are made under the directors' plan (other than with respect to 2,993 shares of Honeywell common stock included in column (a) that is payable to one former director). The amount of securities available for future issuance under the Supplemental Non-Qualified Savings Plans for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries is not determinable because the number of securities that may be issued under these plans depends upon the amount deferred to the plans by participants in future years.

The table does not contain information for the following plans and arrangements:

•	Employee benefit plans of Honeywell intended to meet the requirements of Section 401(a) of the Internal Revenue Code and a small number of foreign employee benefit plans that are similar to such Section 401(a) plans.

•	Equity compensation plans maintained by Honeywell Inc. immediately prior to the merger of Honeywell Inc. and AlliedSignal Inc. on December 1, 1999. The right to receive Honeywell International Inc. securities was substituted for the right to receive Honeywell Inc. securities under these plans. No new awards have been granted under these plans after the merger date. The number of shares to be issued under these plans upon exercise of outstanding options, warrants and rights is 4,964,132 and their weighted-average exercise price is $42.95.

•	The Honeywell Global Employee Stock Purchase Plan. This plan is maintained solely for eligible employees of participating non-U.S. affiliates. Eligible employees can contribute between 2.2 and 8.8 percent of base pay from January through September of each year to purchase shares of Honeywell common stock in November of that year at a 15 percent discount. Honeywell has historically purchased shares through non-dilutive, open market purchases and intends to continue this practice. Employees purchased 342,317 shares of common stock at $28.331 per share in 2004 and 382,756 shares of common stock at $29.07 per share in 2005.
(7)	As of February 24, 2006, 5,392,381 shares remained available for future grants under the 2003 Stock Incentive Plan and 57,000 shares remained available for future grants under the Director Stock Plan. No additional awards will be granted under the 2003 Stock Incentive Plan or the Director Stock Plan following shareowner approval of Proposal No. 3—2006 Stock Incentive Plan and Proposal No. 4—2006 Stock Plan for Non-Employee Directors.

Proposal No. 3—2006 STOCK INCENTIVE PLAN

       The Board of Directors is recommending that shareowners approve the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”). The Plan provides for long-term incentive compensation awards relating to a maximum of 43 million shares (the “Share Limit”) of Honeywell's common stock (“Shares”). All employees of the Company and its affiliates (approximately 116,000 employees) will be eligible to receive awards under the Plan.

PURPOSE OF THE PLAN

       The Plan will assist the Company to attract and retain key employee talent. The Plan will also assist the Company to further align employee and shareowner interests, closely link employee compensation with the Company's performance and maintain high levels of employee stock ownership. The Plan provides an essential component of the total compensation package offered to key employees. It reflects the importance placed by the Company on motivating employees to achieve superior results over a long term and paying employees based on that kind of achievement. See “Report of the Management Development and Compensation Committee” on page 19.

       Honeywell strongly believes that its stock compensation programs and emphasis on employee stock ownership have been integral to the Company's success and that a continuation of those programs and that emphasis is necessary for the Company to achieve superior performance in the future. Therefore, the approval of the Plan is vitally important.

       The Plan represents a use of shareowner and Company resources. In order for those resources to be well-spent, the Plan must be appropriately designed and operated. The Plan will be administered under the supervision of the Management Development and Compensation Committee (the “Committee”), which is comprised entirely of independent directors. The Committee has authority to make awards under the Plan. While the Plan enables the Company to provide industry-competitive long-term incentive opportunities, the Committee will continue to use Shares available under the Plan at appropriate rates that do not result in excessive dilution of shareowner equity. Over the past several years, the Company's annual “run rate” (that is, Shares subject to awards made under the Company's equity compensation plans as a percentage of total Shares outstanding) has ranged between approximately 1.2% and 1.4%. The Committee remains committed to the appropriate use of equity incentives and expects that the Company's annual run rate under the Plan will be between 1.0% and 1.5%. The fair market value of a Share of Common Stock as of February 24, 2006 was $41.48.

       In addition, the Plan has been designed with the following features to support the Company's pay-for-performance philosophy and to protect shareowner interests:

1.	Reasonable Share Request. The requested Share pool under the Plan is 43 million shares. Upon shareowner approval of the Plan, no further grants will be made under the Company's 2003 Stock Incentive Plan. As a result, approximately 5.4 million Shares that were previously authorized but remain available for grant under the 2003 Stock Incentive Plan will no longer be available for grant under the 2003 Stock Incentive Plan. Accordingly, the incremental number of Shares for which the Company is seeking approval is approximately 37.6 million Shares (approximately 4.5% of Shares outstanding). If an award that has already been granted under the 2003 Stock Incentive Plan (or the Company's 1993 Stock Incentive Plan, the 1997 Honeywell Stock and Incentive Plan or the 1993 Honeywell Stock and Incentive Plan) is forfeited or cancelled or expires, then the Shares subject to that award will be available for award pursuant to the Plan.
2.	Certain Types of Awards Prohibited. As with the Company's 2003 Stock Incentive Plan, the Plan expressly prohibits the grant of stock options or stock appreciation rights with an exercise price less than fair market value of Common Stock on the date of grant. Reload stock options or stock appreciation rights are also not permitted under the Plan.
3.	Certain Practices Prohibited. The Plan prohibits repricing of awards or the cancellation of awards in exchange for new awards with lower exercise prices without shareowner approval. This includes prohibiting exchanging “underwater” options for cash or Shares. Adjustments to outstanding awards based on standard anti-dilution provisions are permitted. The Plan also prohibits the payment of dividend equivalents with respect to stock options and stock appreciation awards.

4.	Minimum Vesting Provisions. The Plan generally provides that awards may not fully vest in less than three years. No more than 2 million Shares (approximately 4.6% of the Shares available under the Plan) may be subject to stock option or stock appreciation right awards that fully vest in less than three years. No more than 2 million Shares (approximately 4.6% of the Shares available under the Plan) may be subject to restricted stock, restricted unit or other stock-based awards that fully vest in less than three years.
5.	Share Limit Counting Rules. Shares surrendered to pay taxes or the exercise price of stock option awards will not be added back to the number of Shares available to be issued under the Plan. Stock appreciation rights settled in Shares will not be counted on a net basis. Rather, each Share for which a stock-settled stock appreciation right is exercised will count as a full Share against the Share Limit.
6.	Limitation on Full Value Awards. The Plan provides for equity-based awards that fall into two categories: (a) stock options and other similar awards in which potential incentive compensation is based on appreciation in the value of Shares (“Appreciation Awards”) and (b) all other equity-based awards in which the potential incentive compensation is based on the full value of Shares (“Full Value Awards”). In recognition of the differences between these categories, each category may count differently against the Share Limit. Appreciation Awards always count against the Share Limit on a one-for-one basis. Full Value Awards relating to up to 16 million Shares also count against the Share Limit on a one-for-one basis. If Full Value Awards are granted for more than 16 million Shares, each Share over 16 million will count against the Share Limit on a three-for-one basis.
7.	Stock Ownership Guidelines. Honeywell's stock ownership guidelines are designed to emphasize that executives should manage the Company from an owner's perspective. These guidelines call for officers to hold for at least one year the net shares from restricted stock unit vesting (with respect to restricted stock units granted after the adoption of the guidelines in February 2003) or the net gain shares of Honeywell stock that they receive by exercising stock options. See “Report of the Management Development and Compensation Committee” for additional detail regarding these stock ownership guidelines.

       The following is a summary of the material terms and provisions of the Plan and certain tax effects of participation in the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Exhibit A and incorporated herein. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. Capitalized terms that are used but not defined in this summary have the meanings given to them in the Plan.

DESCRIPTION OF THE PLAN

       PLAN ADMINISTRATION. The Plan will be administered by the Committee, which will have discretion and authority to interpret the Plan, prescribe, amend and rescind rules and regulations regarding the Plan, select Employees to receive Awards, determine the form, terms and conditions of Awards, and take other actions it deems necessary or advisable for the proper operation or administration of the Plan. The Committee may delegate its duties and authority under the Plan, except for the authority to grant and administer Awards to certain senior executives and except for its duty to establish and certify the attainment of certain performance conditions attached to certain Awards.

       STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. Stock Options awarded under the Plan may be in the form of Nonqualified Stock Options or Incentive Stock Options. Stock Appreciation Rights may be awarded either alone or in tandem with Stock Options. Stock Options and Stock Appreciation Rights will have maximum terms of ten years. Stock Options and Stock Appreciation Rights will be subject to the following terms and conditions:

•	The Exercise Price for each Share subject to a Stock Option or Stock Appreciation Right will be not less than the Fair Market Value of a Share on the date of grant.

•	The Plan prohibits repricing of Stock Options or Stock Appreciation Rights unless shareowner approval of the repricing is obtained. Stock Options and Stock Appreciation Rights will not be granted with Dividend Equivalents or reload features.

•	The exercisabililty of Stock Options and Stock Appreciation Rights will be subject to vesting, and may be subject to performance, conditions. Stock Options and Stock Appreciation Rights generally will vest over a period of at least three years, except that performance-based Stock Options and Stock Appreciation Rights may vest as early as one year after they are granted and Stock Options and Stock Appreciation Rights may immediately vest upon the Full Retirement, (generally age 60 with 10 years of service) death or Disability of an Employee, or upon a Change in Control. Up to 2 million Shares may be subject to Stock Option or Stock Appreciation Right Awards that fully vest in less than three years.

•	Generally, outstanding vested Stock Options and Stock Appreciation Rights will remain exercisable for a period of three years after Termination of Employment because of retirement, death or Disability; one year after involuntary termination not for Cause; and 30 days after voluntary termination for any other reason. In the event of involuntary termination for Cause, all Stock Options and Stock Appreciation Rights will immediately be cancelled.

•	The Plan permits various methods for cashless exercise of Stock Options and withholding for the payment of taxes associated with the exercise of Stock Options.

       PERFORMANCE AWARDS. Performance Awards may be Awards of the types described elsewhere in this summary, Growth Plan Units or Cash-Based Awards. In any case, they are subject to the following terms and conditions:

•	Performance Awards will be granted in connection with a Performance Cycle determined by the Committee and which may be no shorter than twelve months. The amount payable with respect to Performance Awards will be determined by reference to the degree of attainment of one or more of the following Performance Measures, as selected by the Committee: (1) sales (or any component of sales); (2) operating income; (3) net income; (4) earnings per Share; (5) return on equity; (6) cash flow (including operating cash flow and free cash flow); (7) cash flow per Share; (8) return on invested capital; (9) return on investments; (10) return on assets; (11) economic value added (or an equivalent metric); (12) Share price; (13) total shareowner return; (14) cost and expense reduction; and (15) working capital. Performance Measures may include any one or combination of the foregoing, may apply to the performance of Honeywell or any business unit and may relate to absolute or relative performance. Within 90 days after the start of a Performance Cycle, the Committee will establish, in writing, the Performance Measures that will apply to the Performance Cycle. The Performance Measures may be measured before or after taking taxes, interest, depreciation and/or amortization into consideration, will exclude unusual or infrequently occurring items, charges for restructurings, discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment and other items, and will be determined in accordance with U.S. GAAP (to the extent applicable).

•	Performance Awards in the form of Growth Plan Units represent the right to receive a specified dollar amount based on achievement of Performance Measures, which may be settled in cash or in Shares with an equal value. Other Performance Awards may also be settled either in cash or in Shares with an equal value.

•	The amount payable with respect to any Performance Award will not exceed 200% of the amount that would be based on achievement of target-level performance for such Performance Award.

•	Performance Awards will generally be designed as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Committee has the discretion, which it may apply on a case-by-case basis, to reduce, but not to increase, the amount payable to any Employee who may be subject to such Section with respect to any Performance Award.

       RESTRICTED UNITS AND RESTRICTED STOCK. Restricted Units and Restricted Stock are Full Value Awards that are subject to the following terms and conditions:

•	Vesting restrictions for Restricted Units and Restricted Stock generally will lapse over a period of not fewer than three years from the date of grant, except in the event of Full Retirement, death or Disability of the Employee, Change in Control or other circumstances specified in the Plan. Up to 2 million Shares may be subject to Restricted Units or Restricted Stock Awards that fully vest in less than three years. Currently, the Company generally grants Restricted Units that vest 33% on the 3rd anniversary of grant, 33% on the 5th anniversary of grant, and 34% on the 7th anniversary of grant.

•	Employees to whom Restricted Stock has been granted will have all the rights of a shareowner with respect to the Shares, including the right to vote and receive dividends. The Committee may pay dividends issued on Shares of Restricted Stock immediately or withhold them for the Employee's account. Employees to whom Restricted Units have been granted will not have the rights of a shareowner with respect to the Shares related thereto, except that such Employees may be entitled to Dividend Equivalent rights to the extent set forth in the Award Certificate. Dividend Equivalents may be paid immediately or withheld and deferred in the Employee's account.

•	The Committee may permit Employees to defer payment of vested Restricted Units, and may credit interest on any deferred Dividend Equivalents.

       OTHER STOCK-BASED AWARDS. The Committee may, from time to time, grant Awards other than those referred to above that consist of, or are denominated in, Shares. These Awards may include, among other things, stock units or phantom or hypothetical shares. The Committee has broad discretion to determine any terms and conditions that will apply to Other Stock-Based Awards under the Plan. Vesting restrictions for Other Stock-Based Awards generally will lapse over a period of not fewer than three years from the date of grant, except in the event of Full Retirement, death or Disability of the Employee, Change in Control or other circumstances specified in the Plan.

       TRANSFER. Awards may not be transferred by an Employee other than by will or the laws of descent and distribution, except that Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered. The Committee may permit Employees to transfer Awards other than Incentive Stock Options to family members, a trust for the benefit of family members and certain family partnerships. Any Award so transferred will be subject to the same terms and conditions as the original grant and may be exercised or redeemed by the transferee only to the extent that the Award would have been exercisable or payable in the hands of the Employee had no transfer occurred.

       NON-COMPETITION. The Committee has discretion to provide at the time of grant of an Award that in the event the Employee to whom the Award is made enters into certain employment or consulting arrangements with a business that is competitive with the business of Honeywell or any Affiliate without first obtaining the Committee's written consent, the Employee will (i) forfeit all rights under any outstanding Stock Option or Stock Appreciation Right and return to Honeywell the amount of any profit realized upon any exercise consummated during the period, beginning no earlier than six months prior to the Employee's Termination of Employment, as provided in the Award Certificate, and (ii) forfeit and return to Honeywell all Growth Plan Units, Restricted Units, Shares of Restricted Stock and Other Stock-Based Awards, including previously vested and deferred Restricted Units and credited Dividend Equivalents, that are outstanding or that became vested or payable during the period, beginning no earlier than six months prior to Termination of Employment, as provided in the Award Certificate.

       PROVISIONS CONCERNING AUTHORIZED SHARES. Shares issuable under the Plan may consist of authorized but unissued Shares or Shares held in Honeywell's treasury. In determining the number of Shares that remain available under the Plan at any time:

•	Only Awards payable in Shares will be counted. If an Award terminates, expires or is forfeited or cancelled for any other reason without the issuance of Shares, or is settled in cash, the Shares underlying such Award will be available for future Awards under the Plan.

•	If Shares are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of tax withholding obligations, such Shares will not be available for future Awards under the Plan.

•	Shares subject to Awards granted in connection with the assumption, conversion or substitution of incentive compensation as a result of the acquisition of another company by Honeywell or a combination of Honeywell with another company will not count against the number of Shares authorized to be issued pursuant to the Plan.

       ADDITIONAL LIMITS. In addition to the limit on the number of Shares authorized to be issued pursuant to the Plan described above, the following limits shall also apply:

•	No more than 10 million Shares may be issued under grants of Incentive Stock Options during the term of the Plan.

•	No Employee may be granted Awards (other than Growth Plan Units and Cash Awards) relating to more than 3 million Shares during any 36-month period. In addition, no more than $10 million may be paid in cash or in Shares (based on the value of the Shares at the time of payment) to any Employee with respect to Growth Plan Units or Cash-Based Awards for any Performance Cycle of twelve months (adjusted proportionately for any longer Performance Cycle).

•	Up to 16 million Shares related to Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a one-for-one basis. Once this limit is reached, the Shares related to future Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a three-for-one basis.

       ADJUSTMENTS. The maximum number of Shares available for issuance under the Plan, the individual and aggregate limits described above and the number of Shares underlying outstanding Awards and the Exercise Price applicable to outstanding Awards may be adjusted upon certain events effecting the capitalization of Honeywell such as a recapitalization or stock split.

       CHANGE IN CONTROL. All outstanding Stock Options and Stock Appreciation Rights will become exercisable as of the effective date of a Change in Control of Honeywell, as defined in the Plan, and all conditions will be waived with respect to outstanding Awards. All Restricted Units will be converted into cash, on such basis as determined under the Plan, and will be paid with any credited Dividend Equivalents and interest within 90 days after the date of Change in Control. In addition, upon the occurrence of a Change in Control, the Target Amount or Target Vesting Percentage will be deemed to have been met for each outstanding Performance Award, and each Employee with a Performance Award will be deemed to have achieved a level of performance that would cause all of the Employee's Growth Plan Units to become payable and all restrictions pursuant to the Employee's Restricted Units or Shares of Restricted Stock immediately to lapse. All Performance Awards will become payable within 90 days after the date of a Change in Control. The Plan defines the term “Change in Control” by incorporating the definition required under Section 409A of the Internal Revenue Code, which required a Change in Control event to be objectively determinable with no discretionary authority reserved to the Committee.

       AMENDMENT AND TERMINATION. No material revision to the Plan may be made without shareholder approval. For this purpose, a revision will be deemed to be material based on the rules adopted by the NYSE from time to time or if it materially increases the number of Shares that may be issued under the Plan (other than as a result of an adjustment described above). The Exchange's rules currently provide that material revisions which require shareholder approval include a material increase in the number of shares available under the Plan, a material expansion of the classes of persons eligible under the Plan, a material extension of the term of the Plan, a material change in the method of determining the strike price of options and an amendment to permit option repricing. Subject to the Exchange's rules, the Board and its delegates are authorized to amend or terminate the Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

       The following is a brief summary of the principal United States federal income tax consequences of Awards and transactions under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

       NONQUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. An Employee will not recognize any income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted, nor will Honeywell be entitled to a deduction at that time. When a Nonqualified Stock Option is exercised, the Employee will recognize ordinary income in an amount equal to the excess of the Fair

Market Value of the Shares received as of the date of exercise over the Exercise Price. When a Stock Appreciation Right is exercised, the Employee will recognize ordinary income in an amount equal to the cash received or, if the Stock Appreciation Right is paid in Shares, the Fair Market Value of the Shares received as of the date of exercise. Payroll taxes are required to be withheld from the Employee on the amount of ordinary income recognized by the Employee. Honeywell will be entitled to a tax deduction with respect to a Nonqualified Stock Option at the same time and in the same amount as the Employee recognizes income.

       INCENTIVE STOCK OPTIONS (“ISOs”). An Employee will not recognize any income at the time an ISO is granted or exercised. However, the excess of the Fair Market Value of the Shares on the date of exercise over the Exercise Price paid will be a preference item that could create a liability under the alternative minimum tax. If an Employee disposes of the Shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the Exercise Price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the Employee disposes of the Shares prior to the end of the holding period, the disposition is a “disqualifying disposition” and the Employee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the lesser of (i) the Fair Market Value of the Shares on the date of exercise or (ii) the amount received for the Shares, over the Exercise Price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the Shares were held by the Employee prior to disposition. Honeywell is not entitled to a deduction as a result of the grant or exercise of an ISO. If an Employee recognizes ordinary income as a result of a disqualifying disposition, Honeywell will be entitled to a deduction at the same time and in the same amount as the Employee recognizes ordinary income.

       GROWTH PLAN UNITS. An Employee will not recognize any income at the time a Growth Plan Unit is granted, nor will Honeywell be entitled to a deduction at that time. To the extent a Growth Plan Unit is paid in cash, an Employee will recognize compensation income in the year the Growth Plan Unit is redeemed in the amount of cash payable. Payroll taxes are required to be withheld on the amount paid. Honeywell will be entitled to a deduction at the same time and in the same amount as the Employee recognizes income.

       RESTRICTED UNITS AND RESTRICTED STOCK. An Employee will not recognize any income at the time a Restricted Unit or Share of Restricted Stock is granted, nor will Honeywell be entitled to a deduction at that time. When a Restricted Unit is redeemed, the Employee will recognize ordinary income in an amount equal to the Fair Market Value of the Shares received or, if the Restricted Unit is paid in cash, the amount payable. In the year in which Shares of Restricted Stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the Shares vest), the Employee will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares on the date of vesting over the amount, if any, the Employee paid for the Shares. An Employee may, however, elect within 30 days after receiving Restricted Stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the Employee will be equal to the excess of the Fair Market Value of the Shares on the date of receipt over the amount, if any, the Employee paid for the Shares. Payroll taxes are required to be withheld from the Employee on the amount of ordinary income recognized by the Employee. Honeywell will be entitled to a tax deduction at the same time and in the same amount as the Employee recognizes income.

       CASH AWARDS. An Employee will not recognize any income at the time of the grant to the Employee of a Cash Award. The Employee will recognize income at the time that cash is paid to the Employee pursuant to a Cash Award, in the amount paid. Payroll taxes will be required to be withheld at that time. Honeywell will be entitled to a tax deduction at the same time and in the same amount as the Employee recognizes income.

       CODE SECTION 162. With certain exceptions, Section 162(m) of the Internal Revenue Code limits Honeywell's deduction for compensation in excess of $1 million paid to covered employees (referred to in the Plan as “Key Employees”). Compensation paid to Key Employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Honeywell will generally design any Performance Awards granted to Key Employees under the Plan to meet the requirements of “qualified performance-based compensation” in order to be deductible by Honeywell for federal income tax purposes.

NEW PLAN BENEFITS

       As of the date of this Proxy Statement, no Awards have been made under the Plan. The amount of Awards to be made under the Plan is not presently determinable.

       The Board of Directors unanimously recommends for a vote FOR the approval of the 2006 Stock Incentive Plan.

Proposal No. 4—2006 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

       The Board of Directors is recommending that shareowners approve the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. (the “Director Stock Plan”). The Director Stock Plan is intended to replace the Stock Plan for Non-Employee Directors of Honeywell International Inc., last approved by shareowners in 1994 (the “1994 Director Stock Plan”), effective April 24, 2006. The 1994 Director Stock Plan will expire with respect to future grants on that date.

       The Director Stock Plan was adopted by the Board, subject to the approval of shareowners. If the shareowners approve the Director Stock Plan, it will be effective as of April 24, 2006. If the shareowners do not approve the Director Stock Plan, the Director Stock Plan will have no effect, and the 1994 Director Stock Plan will remain in effect.

PURPOSE OF THE DIRECTOR STOCK PLAN

       One purpose of the Director Stock Plan is to provide appropriate equity-based compensation to directors who are not officers or employees of Honeywell (a “non-employee director”) and to encourage the highest level of director performance by providing non-employee directors with a proprietary interest in Honeywell's success and progress by granting them stock-based awards. At this time, twelve non-employee directors will be eligible to participate in the Director Stock Plan.

       Another purpose of the Director Stock Plan is to provide additional flexibility in non-employee director compensation by enabling the Corporate Governance and Responsibility Committee of the Board (the “Committee”), subject to the terms of a policy adopted by the Board for granting annual or periodic Awards, to grant additional types of equity awards to non-employee directors. This flexibility to decide the types, mix and amount of director compensation will be critical to the Company's ability to react to evolving corporate governance best practices and to attract and retain highly qualified directors.

       Currently, under the 1994 Director Stock Plan, all non-employee directors receive a one-time award of 3,000 shares of restricted stock upon their election to the Board and, if such director continues in office after an annual meeting, the grant of a non-qualified stock option to purchase 5,000 shares of Honeywell common stock. Each of these awards is subject to certain terms and conditions set forth in the 1994 Director Stock Plan. See “Director Compensation” for additional detail regarding grants to non-employee directors of the Company. In addition to the grant of non-qualified stock options and restricted stock, the Director Stock Plan provides for the grant of stock appreciation rights and restricted stock units, in each case on terms and conditions to be determined by the Committee and the Board policy. The Plan defines the term “Change in Control” by incorporating the definition required under Section 409A of the Internal Revenue Code, which requires a Change in Control event to be objectively determinable with no discretionary authority reserved to the Committee or the Board.

       The Director Stock Plan would permit the grant of non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units (each, an “Award”) relating to 500,000 shares of Honeywell's common stock. If an Award terminates, expires or is forfeited or cancelled for any reason without the issuance of a share of Honeywell common stock, or is settled in cash, the shares underlying such Award will be available for future Awards under the Director Stock Plan. Shares subject to Awards made under the 1994 Director Stock Plan that are forfeited or otherwise not issued pursuant to such Plan will not be added to the number of shares authorized for issuance under the

Director Stock Plan. Upon approval of the Plan, no further grants will be made under the 1994 Director Stock Plan and shares that were previously authorized to be issued but not outstanding under the 1994 Director Stock Plan will be cancelled and will not be issued under the Director Stock Plan. The fair market value of a share of common stock as of February 24, 2006 was $41.48.

       Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $250,000 of Company stock (including restricted shares) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. Directors will have five years to attain the prescribed ownership threshold.

       The following is a summary of the material terms and provisions of the Director Stock Plan and certain tax effects of participation in the Director Stock Plan. This summary is qualified in its entirety by reference to the complete text of the Director Stock Plan, which is attached hereto as Exhibit B and incorporated herein. To the extent that there is a conflict between this summary and the Director Stock Plan, the terms of the Director Stock Plan will govern.

DESCRIPTION OF THE DIRECTOR STOCK PLAN

       ADMINISTRATION. The Director Stock Plan will be administered by the Committee which, subject to the terms of the Board policy, will have discretion and authority to interpret the Director Stock Plan, prescribe, amend and rescind rules and regulations regarding the Director Stock Plan, determine the terms and conditions of Awards, waive or amend any terms, conditions, restrictions or limitations on Awards (to the extent permissible under applicable law) and take other actions it deems necessary or advisable for the proper operation or administration of the Director Stock Plan. All determinations of the Committee will be final and binding. In addition, consistent with applicable law, the Committee may delegate its authority and duties under the Director Stock Plan to any other individual or committee, as it deems advisable.

       ELIGIBILITY AND GRANTS. Each non-employee director of Honeywell is eligible to participate in the Director Stock Plan. The Committee may grant Awards to non-employee directors upon such terms and conditions as the Committee may determine in its discretion. The Board may, from time to time, amend the policy providing for the making of annual or periodic grants of Awards pursuant to the Plan. All Awards, including the terms and conditions thereof, will be evidenced by award agreements.

       SHARE LIMITS. The maximum aggregate number of shares of Honeywell common stock available for Awards is 500,000 shares. Each share issued pursuant to the Director Stock Plan will count as one share against such share limit. If an Award terminates, expires or is forfeited or cancelled for any reason without the issuance of shares, or is settled in cash, the shares underlying such Award will be available for future Awards under the Director Stock Plan. If shares are tendered or withheld in payment of all or part of the exercise price of an option, such shares will be available for future Awards under the Director Stock Plan. However, no non-employee director may be granted Awards relating to more than 10,000 shares of Common Stock in any one-year period. Shares utilized under the Director Stock Plan may be either authorized but unissued shares or issued shares reacquired by Honeywell.

       RESTRICTED STOCK AND RESTRICTED STOCK UNITS. Subject to the Board policy, the Committee may grant shares of restricted stock or restricted stock units to non-employee directors subject to such terms and conditions with respect to the periods of restriction, vesting, transfer, delivery or forfeiture of the shares, and the impact of a Change in Control and termination of service, as it may determine in its discretion. Upon a grant of restricted stock, a certificate for such shares is registered in the name of each non-employee director and held in custody by Honeywell for such director's account. The director is not entitled to delivery of the certificate until the vesting, transfer or other restrictions imposed by the Committee have been satisfied. Non-employee directors to whom shares of restricted stock have been granted will have all the rights of a shareowner with respect to such shares, including the right to vote and receive dividends. Dividends issued on shares of restricted stock may be paid immediately or withheld and deferred in the director's account at the discretion of the Committee determined at the time of grant. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded.

       A grant of restricted stock units entitles a non-employee director to receive shares or cash upon satisfaction of the terms and conditions determined by the Committee in its discretion. Non-employee directors to whom restricted stock units have been granted will not have the rights of a shareowner with respect to the shares related thereto, except that such director may be entitled to dividend equivalent rights to the extent set forth in the applicable award agreement. Dividend equivalents credited with respect to restricted stock units may be paid immediately or withheld and deferred in the director's account at the discretion of the Committee determined at the time of grant. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded. In addition, subject to applicable law and to the extent determined by the Committee, non-employee directors shall be permitted to request the deferral of payment of vested restricted units to a date later than the payment date specified in the award agreement.

       STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. Subject to the Board policy the Committee may grant non-qualified stock options or stock appreciation rights to non-employee directors subject to such terms and conditions with respect to exercise price, vesting, exercisability, transfer, and forfeiture, and the impact of a Change in Control or termination of service, as it may determine in its discretion. Stock appreciation rights may be settled in cash or shares of Honeywell common stock and may be granted either alone or in connection with concurrently or previously issued options, in each case as determined by the Committee in its discretion. Stock Options and Stock Appreciation Rights will not be granted with dividend equivalents or reload features.

       Term. Each option and stock appreciation right granted under the Director Stock Plan will have a term of no more than ten years.

       Exercise Price. The exercise price of each option and the strike price of each stock appreciation right will be equal to or greater than 100% of the fair market value (as defined in the Director Stock Plan) of the Honeywell common stock on the date of grant. Payment of the exercise price by a non-employee director upon exercise of an option may be made in cash, in already-owned shares of Honeywell common stock, or by cashless exercise. The Director Stock Plan prohibits repricing of stock options or stock appreciation rights unless shareowner approval of the repricing is obtained.

       ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION. The number of shares of Honeywell common stock that may be awarded under the Director Stock Plan, the number and class of shares that may be awarded to a non-employee director in any one year, the number and class of shares that are subject to outstanding Awards, and the exercise or strike price per share under outstanding options and stock appreciation rights may be adjusted upon a change in the capitalization of Honeywell, a stock dividend or split, a merger or combination of shares and certain other similar events.

       TERMINATION OR AMENDMENT. The Director Stock Plan may be amended by the Board at any time and from time to time in its discretion, provided that, unless otherwise necessary to comply with applicable law, the rights of a non-employee director with respect to outstanding Awards may not be impaired without the consent of such director. In addition, no amendment may be made without the approval of Honeywell's shareowners if shareowner approval is required by law or the rules of any applicable stock exchange or the amendment materially increases the number of shares that may be issued under the Director Stock Plan (other than as a result of an adjustment described above). The Director Stock Plan will terminate upon the earlier of (1) the adoption of a resolution of the Board terminating the Plan and (2) the tenth anniversary of the effective date of the Plan. No Awards will be granted under the Director Stock Plan after it has been terminated. The termination of the Director Stock Plan, however, will not alter or impair any of the rights or obligations of any person without consent under any Award previously granted under the Director Stock Plan. After the termination of the Director Stock Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Director Stock Plan and the applicable award agreement.

       NONTRANSFERABILITY OF AWARDS. Generally, no Award granted under the Director Stock Plan may be sold, assigned, pledged or transferred except that (1) any award may be transferred by will or by the laws of descent or distribution; (2) the Committee may provide, in the applicable award agreement, for the right to transfer an Award to certain family members and entities (as defined in the

Director Stock Plan), subject to certain terms and conditions as the Committee may determine in its discretion; and (3) with respect to shares of restricted stock and subject to applicable securities laws, such shares may be freely transferred after the restrictions lapse or are satisfied and the shares are delivered.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal United States federal income tax consequences of Awards and transactions under the Director Stock Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

       Options and Stock Appreciation Rights. A non-employee director will not recognize any income at the time an option or stock appreciation right is granted, nor will Honeywell be entitled to a deduction at that time. When an option is exercised, the director will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the director will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is settled in shares, the fair market value of the shares received as of the date of exercise. Honeywell will be entitled to a tax deduction with respect to an option or stock appreciation right at the same time and in the same amount as the director recognizes the income.

       Restricted Stock and Restricted Stock Units. A non-employee director will not recognize any income at the time a restricted stock unit or share of restricted stock is granted, nor will Honeywell be entitled to a deduction at that time. When a restricted stock unit is settled, the director will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the restricted stock unit is paid in cash, the amount payable. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the director will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the director paid for the shares. A director may, however, elect within 30 days after receiving a grant of restricted stock to recognize ordinary income in the year of grant instead of the year of vesting. If such an election is made, the amount of income recognized by the director will be equal to the excess of the fair market value of the shares on the date of grant over the amount, if any, the director paid for the shares. Honeywell will be entitled to a tax deduction at the same time and in the same amount as the director recognizes income.

       NEW PLAN BENEFITS. A stock option grant with respect to 5,000 underlying shares of Honeywell common stock will be made in 2006 to each non-employee director continuing in office after the 2006 Annual Meeting under the Director Stock Plan, if approved. In addition, a restricted stock grant with respect to 3,000 shares of common stock will be made to Linnet F. Deily if she is elected to the Board at the 2006 Annual Meeting under the Director Stock Plan, if approved. The amount of any other Awards to be made under the Director Stock Plan is not presently determinable. Only non-employee directors may receive Awards under the Director Stock Plan.

       The Board of Directors unanimously recommends a vote FOR the approval of the 2006 Stock Plan for Non-Employee Directors.

SHAREOWNER PROPOSALS

       Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals.

Proposal No. 5—MAJORITY VOTE

       This proposal has been submitted by American Federation of State, County & Municipal Employees, 1625 L Street, NW, Washington, DC 20036 (the owner of 8,874 shares of common stock).

       RESOLVED, that the stockholders of Honeywell International Inc. (“Honeywell”) amend the bylaws to replace the last sentence of Article II, section 7, which currently provides for a majority vote standard for all matters other than director election, with the following sentence:

“At each meeting of Stockholders, except as otherwise provided by law or in the Certificate of Incorporation or these By-laws, in all matters, the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Stockholders; provided, however, that in an election of directors, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting.”

SUPPORTING STATEMENT

       Currently, Honeywell uses a plurality voting standard for director elections, which means that the nominee who receives the most votes will be elected. Nearly all corporate director elections are uncontested; in other words, there is only one candidate for each open seat. In uncontested situations, a plurality voting standard ensures that a nominee will be elected even if holders of a majority of shares voting exercise their right to withhold support from the nominee on the proxy card. Indeed, under plurality voting, a nominee could be elected by a single share.

       Section 216 of the General Corporation Law of Delaware, where Honeywell is incorporated, allows a corporation to deviate from the plurality vote default standard by establishing a different standard in its charter or bylaws. This proposal would do that by amending Honeywell's bylaws to require directors in uncontested elections to be elected by a majority of shares voting at a meeting.

       We believe that a majority vote standard for director election would foster a more robust system of board accountability. Under Delaware case law, the power of stockholders over director elections is supposed to be a safety valve that justifies giving the board substantial discretion to manage the corporation's business and affairs. Requiring a nominee to garner majority support among stockholders—thus giving stockholders' withheld votes real meaning—would help restore this safety valve.

       We believe Honeywell stockholders would benefit from increased accountability. The Corporate Library recently gave Honeywell's board a D for overall effectiveness and an F for CEO compensation practices. Stockholder value has suffered; according to the 2005 proxy, $100 invested in Honeywell stock on December 31, 1999 would have been worth $68 on December 31, 2004, while $100 invested in an index of peer companies would have been worth $114 on that date.

       A growing number of stockholders support a majority vote standard for director elections. The Council of Institutional Investors recently adopted a new policy in favor of it. At approximately 60 annual meetings in spring 2005, support for proposals urging a majority vote standard averaged 44 percent, with 16 proposals receiving majority support (source: Institutional Shareholder Services).

Board of Directors' Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

       In December 2005, the Board amended the Honeywell Corporate Governance Guidelines to adopt a majority voting standard in uncontested director elections (the “Majority Vote Policy”), which is in effect for the 2006 Annual Meeting of Shareowners. See “Election of Directors” on page 8 of this proxy statement. Under the Majority Vote Policy, any director nominee who receives more “withhold” votes than “for” votes in an uncontested election of directors is required to promptly submit his or her resignation to the Corporate Governance and Responsibility Committee, which will promptly review and recommend action to be taken by the Board with respect to the resignation. The Board is required to act on the Committee's recommendation no later than its first regularly scheduled meeting following certification of the shareowner vote and to disclose its decision in a public filing with the SEC.

The Majority Vote Policy more effectively enables majority voting for directors than the proponent's proposal. Under Delaware corporate law, each “director shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal” (the “Holdover Provision”). Thus, under both the Majority Vote Policy and the proposal, an incumbent director who did not receive a majority affirmative vote would continue to serve as a director until the next election of directors, unless he or she resigns earlier. In this situation, the Majority Vote Policy is more effective than the proposal in giving meaning to the shareowners' majority withheld vote as it requires the director to tender a resignation and mandates that the Board take action to address the tendered resignation. Under the proposal, no such action would be required. In the much less common situation of a non-incumbent director nominee who does not receive a majority affirmative vote, the result would be substantially the same under the Majority Vote Policy and the proposal. Under the proposal, such a nominee would not be elected and the Board could fill the vacancy by appointing someone to serve until the next election of directors, which person could be the same non-incumbent nominee who failed to receive a majority affirmative vote. Under the Majority Vote Policy, the nominee would be required to tender his or her resignation and the Board would then decide how to address the prospect of the potential vacancy which would be created by the tendered resignation. The Board's decision-making process would involve a consideration of the same factors and be subject to the same fiduciary duties under both the Majority Vote Policy and the proposal.

       The Board of Directors recognizes the continuing evolution of investor views and related initiatives addressing the appropriateness of director elections using a majority vote standard, rather than the current plurality standard. The Board notes that these views and initiatives raise uncertainties as to the legal and practical implications of a change in practice, making amendments to the Company's Certificate of Incorporation or By-laws a less desirable means of addressing shareowner concerns at this time. Nonetheless, the Board endorses the principle of a majority vote standard. After careful consideration, the Board adopted the Majority Vote Policy because it believed it was a more practical and effective means of giving effect to the majority vote standard as it provides a means of requiring action that otherwise could be prevented due to the Delaware Holdover Provision and also enables the Board to consider the impact of one or more potential vacancies on the Company's ability to comply with SEC and NYSE corporate governance standards.

       For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 6—DIRECTOR COMPENSATION

       This proposal has been submitted by The Catholic Funds, 1100 W. Wells Street, Milwaukee, WI 53233 (the owner of 3,000 shares of common stock), and is co-sponsored by CHRISTUS Health, The Benedictine Sisters of Mount St. Scholastica and the Sisters of St. Francis of Philadelphia.

       WHEREAS:

       Excessive CEO pay is now a matter of national concern and debate. We believe that any board that pays excessive CEO compensation fails in one of its most important duties. There is evidence that directors who enjoy high director compensation are more likely to pay excessive CEO compensation and that high director pay coupled with high CEO pay correlates with underperformance of the company. (Note 1) We believe that many employees regard excessive CEO compensation as a breach of trust and demeaning of their value as employees and human beings. We believe that directors who recommend excessive CEO pay packages should be held accountable. One way to do this is to allow shareholders to vote on the directors' compensation.

       There are indications that our board has not paid sufficient attention to CEO compensation:

1. In 2004, the CEO's total compensation was $15.4 million or $9.2, depending on whether total compensation includes the value of options granted in 2004 or instead gains from the exercise of stock options in. (Note 2) The average total compensation for CEOs of 367 leading corporations was $11.8 million. (Note 3.) Based on total shareholder return, $100 invested in our company's stock on 12/31/99 was worth about $68 on 12/31/04 compared to about $114 for the average of the peer group companies. (Note 4).

2. The Corporate Library's Board Analyst Service gave the board grades of F for its overall effectiveness and its compensation of the CEO. (Note 5).

       RESOLVED, the shareholders request the following of the board:

1. Annually ask the shareholders to approve every future compensation package for non-employee directors, excluding any element to which the company is contractually bound as of the end of 2006 annual meeting.

2. In its submission, identify every benefit and perquisite of serving as a director that involves an expenditure or use of company assets, including contributions to charities of particular interest to the director.

3. If the package receives at least half of the shareholder votes cast, make the package effective as of the effective date specified in the submission. If the package fails to receive at least half of the shareholder votes cast, leave the existing non-employee director compensation package in effect until the shareholders approve a different one.

NOTES
1. See Lucian Bebchuck and Jesse Fried, Pay Without Performance: The Unfulfilled Promise of Executive Compensation, Harvard University Press (2004), and Ivan E Brick, Oded Palmon, and John K. Wald, CEO Compensation, Director Compensation, and Firm Performance: Evidence of Cronyism?,
http://www.personal.psu.edu/faculty/j/k/jkw10/jcf_052705.pdf. (April 13, 2005).
2. 2005 Proxy Statement
3. Sarah Anderson et al., Executive Excess 2005—12th Annual CEO Compensation Survey, http://www.faireconomy.org/press/2005/EE2005_pr.html (total includes options exercised but not options granted).
4. 2005 Proxy Statement
5. Board Analyst, www.boardanalyst.com.

Board of Directors' Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

       For the reasons discussed below, the Board strongly disagrees with the proponent's position as it believes that (i) CEO compensation is not excessive, (ii) the Board is accountable to shareowners, and (iii) implementation of this proposal would cause undue uncertainty and risk.

       It is clear that the proponent is focused solely on raw compensation data and is not considering the underlying basis for such compensation or the process through which compensation decisions were made. Approximately 85-90% of Mr. Cote's compensation is variable, at risk and directly dependent upon the achievement of pre-established financial goals and performance objectives or upon stock price appreciation. Mr. Cote joined the Company as CEO in early 2002, following a period of significant change, including the AlliedSignal-Honeywell merger, the failed acquisition of the Company by General Electric, and three CEOs in an 18-month period. In his four years with the Company, Mr. Cote has driven significant financial and operational improvement, evidenced by, among other things compounded annual growth of 10%, 17%, 12% and 8% in sales, segment profit, earnings per share and free cash flow, respectively, during the 2003-2005 period. Corporate goals and objectives relevant to Mr. Cote's compensation are reviewed and approved by the Board's Management

Development and Compensation Committee, which is comprised entirely of independent, non-employee directors. The Committee retains an independent compensation consultant in connection with determining its recommendations regarding Mr. Cote's compensation, which recommendations are then subject to the review and approval of the independent, non-employee directors. Please see the “Report of the Management Development and Compensation Committee” beginning on page 19 of this proxy statement for a complete discussion of Mr. Cote's compensation.

       The Board is directly accountable by law to the shareowners. All directors are required to uphold their fiduciary duties to Honeywell and its shareowners. It is the manner in which directors fulfill their duties and responsibilities that drives effective corporate governance and protects the interests of shareowners. In response to shareowner sentiment regarding Board accountability, each director now stands for election annually and, commencing this year, the Company has adopted majority voting for directors as provided in its Corporate Governance Guidelines (see discussion on page 8 of this proxy statement). Furthermore, equity compensation plans for directors are submitted to shareowners for approval, as the Company is doing this year (see “Proposal No. 4—2006 Stock Plan for Non-Employee Directors”).

       Director compensation is relevant to the recruitment and retention of directors, and not to their actions during their service. The identification, evaluation and recruitment of highly qualified director candidates is an extremely lengthy and highly competitive process. The broad range of experience, backgrounds, perspectives and skills our directors bring to their Board service is critical to ensuring that the Board is able to address effectively the wide array of complex issues faced by the Company's global, multi-industry set of businesses. Each director devotes a substantial amount of time to preparing for and actively participating in Board and Committee meetings. The Board believes that the current director compensation program is comparable to that of companies of similar size and complexity and with whom Honeywell competes for director candidates, and is fair and appropriate in light of the obligations and responsibilities assumed by the directors. The types, mix and amount of director compensation has dramatically changed over the last three years and promises to continue to do so in response to evolving corporate governance best practices. Making each and every change to the director compensation program subject to future override, and perhaps even subjecting the then-existing program, even if there had been no changes from the prior year, to annual review, would create uncertainty regarding the Board's ability to maintain or change the design of the director compensation program and, accordingly, would put the Company at a competitive disadvantage in attracting and retaining individuals of the high caliber shareowners would want on the Board to protect their interests.

       Lastly, implementation of this proposal is not necessary for shareowners to understand the elements of the Company's director compensation program. These elements are clearly described in the section entitled “Director Compensation” on page 14 of this proxy statement. Material changes to director compensation plans during the course of the year are required to be disclosed in an SEC filing within 4 business days of their adoption. Detailed individual disclosures going beyond the informational scope called for by this proposal are called for in proposed rules recently issued by the SEC, which are expected to be effective for next year's proxy statement. A full description, and the full text, of the 2006 Non-Employee Director Stock Plan are included in this proxy statement.

       For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 7—RECOUP UNEARNED MANAGEMENT BONUSES

       This proposal has been submitted by Charles Miller, 23 Park Circle, Great Neck, NY 11024 (the owner of 600 shares of common stock).

       RESOLVED: Recoup Unearned Management Bonuses. Shareholders request our board to adopt a policy in our bylaws if practicable whereby, in the event of a significant restatement of financial results or significant extraordinary write-off, our board will review all bonuses and any other awards that were made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period and will recoup, to the fullest extent practicable, for the benefit of our Company all such bonuses or awards to the extent that the specified performance targets were not achieved.

       This would include that all applicable employment agreements and compensation plans adopt enabling text in an expedited manner as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested governance change in accordance with applicable laws and existing contracts and pay plans.

       I believe the following text, based on the April 2003 comments of The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm, emphases the need to control run-away management pay unrelated to performance:

       CEOs seem to have a hard time saying no to one another. In the case of Honeywell, the compensation committee, headed by a former CEO, paid out coming and going. First former CEO Lawrence Bossidy was entitled to a $4 million annual retirement benefit. Also Mr. Bossidy will be entitled to life-time access to or use of Honeywell facilities and services comparable to those provided to him prior to retirement, including limited use of company aircraft, use of car with driver, security services, financial and tax planning services, and office space, services and administrative support.

       Furthermore, incoming CEO David Cote's agreement included a $59 million “golden hello,” including the grant-date value of the more than 2 million stock options he received. None of this, of course, is tied to performance.

Similar to Proposal Voted at Computer Associates

       This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they had been signed.

       Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3.2 million bonus and 80,000 shares based on Computer Associates' supposedly superior performance in 2000. Mr. Kumar did not offer to return his bonuses based on discredited earnings.

       There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give shareholders more options if we find ourselves in a situation with similarities to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be restated downward, then our board should be enabled by adoption of this proposal to recoup money that was not earned or deserved.

Recoup Unearned Management Bonuses
Yes On 7

Board of Directors' Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

       The Sarbanes-Oxley Act already requires that, in the case of accounting restatements due to the issuer's material non-compliance with any financial reporting requirement under the securities laws, as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for any bonus or other incentive-based or equity-based compensation, as well as for any and all profits from the sale of the Company's securities, during the 12-month period following initial publication of the financial statements that were required to be restated. In addition, both the Chief Executive Officer and the Chief Financial Officer are required to certify the accuracy and completeness of SEC filings containing the Company's financial statements and the effectiveness of the Company's internal controls and would face harsh civil and criminal penalties in the event of a false certification. The Sarbanes-Oxley Act further requires both management and our independent accountants to annually report on the Company's internal control over financial reporting.

       A review of performance-based compensation relevant to a restated period would be conducted by the Management Development and Compensation Committee (which is comprised entirely of independent, non-employee directors), in a manner consistent with the provisions of Sarbanes-Oxley and general principals of good corporate governance, and taking into account all relevant facts and circumstances, including the extent, if any, of any senior executive's knowledge of or responsibility for the underlying cause of the restatement.

       The proponents request that the Board adopt a policy requiring the Company to recoup bonuses and other awards made to senior executives in the event of a significant restatement of financial results or significant extraordinary write-off. The approach suggested by the proponents is overreaching as it would apply to restatements and write-offs that are not caused by misconduct or non-compliance with financial reporting requirements. In addition, it would apply to all senior executives, regardless of their knowledge of or responsibility for the underlying cause of the restatement or write-off. As such, the mandate could potentially subject a substantial portion of each senior executive's performance-based compensation to the risk of forfeiture, even in circumstances where the Board would not otherwise deem it appropriate to pursue full or partial recoupment. For this reason, adoption of the proposal would have the unintended effect of placing the Company at a competitive disadvantage in recruiting qualified executive talent.

       Existing law provides strong protection of the interests of shareowners in a way that ensures proper executive accountability by directly aligning penalty with responsibility. The Board also believes that in carrying out its fiduciary duty to shareowners, and as a matter of fundamental fairness, it must retain the discretion and flexibility to exercise its informed judgment rather than applying a mechanistic approach as advocated in the proposal.

       For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 8—ONONDAGA LAKE ENVIRONMENTAL POLLUTION

       This proposal has been submitted by Eleanora L. Halfman, 1010 Waltham Street, F 15, Lexington, MA 02421-8044 (the owner of 700 shares of common stock).

       WHEREAS:

       For more than one thousand years, the Onondaga Indian Nation has lived in and around Onondaga Lake. The Onondaga people have a unique spiritual and cultural relationship with the lake and the land around it;

       That relationship is embodied in Gayanashagowa, the Great law of Peace, which has governed their actions for over one thousand years.

       The Onondaga consider themselves stewards of the land, and are fighting to clean and restore Lake Onondaga for the sake of all the people of Central New York now living and for generations yet unborn.

       There are people in the community who fish in the Lake and eat the fish that they catch;

       Onondaga Lake has been severely polluted by Allied Chemical, which was subsequently acquired by Honeywell;

       For decades, Allied Chemical dumped mercury and other toxic and carcinogenic chemicals, like PCBs, lead, chlorobenzenes, cyanide and dioxins into Lake Onondaga;

       Contaminants found in Onondaga Lake's water, sediment, soil, plants and fish include: 17 heavy metals (including Mercury/Methylmercury, Arsenic and Cyanide), seven Volatile Organic Compounds (including Benezene and Toluene), five Semivolatile Organic Compounds (including Hexachlorobenzene), eight Pesticides/Polychlorinated Biphenyls (including DDT) and Dioxin/Furans;

       Our company has agreed with New York State Department of Environmental Conservation and accepted responsibility for the pollution of Onondaga Lake, pursuant to the Record of Decision (ROD) dated July 1, 2005.

       However, the ROD sets forth a process that calls for several studies to be conducted before action is taken, leaving the Lake unremediated and a danger to members of the surrounding communities for some time to come.

       At present, there are no warning signs posted around the Lake to warn of the hazards of consuming fish, especially for children and pregnant woman.

       RESOLVED, that Honeywell report to shareholders within six months of the 2006 Annual General Meeting, in a cost-effective manner and not revealing any confidential information, on what steps the company has taken to educate the public and the communities in and around the Lake about the dangers and hazards of consuming fish and water from the Lake, and to assure that adequate warnings are posted.

Board of Directors' Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

       Honeywell recognizes the importance of Onondaga Lake to the Onondaga Indian Nation and to local residents. In May 2004, Honeywell submitted a Feasibility Study to the New York State Department of Environmental Conservation (DEC), which recommended a combined dredging and capping approach to the remediation of industrial contamination in the Lake. The Feasibility Study was the subject of an extensive public comment period during which Honeywell attended numerous hearings, engaged in town hall meetings and meetings with local leaders, met with representatives of various groups, and promoted other community relations efforts. In July 2005, the DEC issued its Record of Decision, which calls for a remediation approach generally in line with that recommended in Honeywell's Feasibility Study. At no time during the process has DEC asserted that it was the Company's responsibility to, or otherwise requested that the Company, issue warnings regarding the dangers of consuming fish and water from the Lake.

       Assessing the existence of, or publishing notices regarding, health hazards is squarely within the purview of local and state regulatory authorities. It is our understanding that fish advisories are published each spring by the New York Department of Health (which advisories are included in the agency's fishing license packet and on its website), and that Fishing, Hunting and Trapping Regulation Guides are issued each fall by the DEC. The fish advisory for the Lake advises “Eat no walleye and eat not more than one meal per month of all other fish species.” There is also a general advisory that women of childbearing age, infants and children under the age of 15 are advised not to consume any sport fish from any of the waters listed in the fish advisories. To our knowledge, there is no advisory against, nor is there any evidence of, consumption of water from the Lake by the public. The general subject of mercury contamination has received significant publicity at the New York State and county levels.

       It is also our understanding that the New York Department of Health does not typically prepare signage regarding either fish advisories in general or with respect to specific bodies of water due to the large number of variables involved (e.g., types of contaminants, types of species affected, different demographics, etc).

       In light of the company's significant and ongoing commitment to the remediation of the Lake and the extensive communications and community relations efforts accompanying public review of the Feasibility Study, the Company believes there is extensive local knowledge of the condition of the Lake and that the Company's efforts are properly focused on the remediation effort.

       The Company has not engaged in any public education efforts of the type referenced in the proposal as to do so would be an improper usurpation of the role of state and local officials. Implementation of this proposal would serve only to create confusion and would have no real benefit for shareowners.

       For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 9—SEPARATE VOTE ON GOLDEN PAYMENTS

       This proposal has been submitted by the June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owner of 271 shares of common stock).

       Resolved: Separate Vote on Golden Parachutes or Golden Hellos. Shareholders recommend that our Board of Directors adopt a policy (in our bylaws if practicable) that any merger, which includes golden parachutes or golden hellos, be required to allow shareholders to vote on the dollar amount of such golden pay as a separate item on the same ballot. This relates to compensation of executive officers only.

       This proposal is intended to cure a potential shareholder dilemma: Shareholders do not have a way now to support to a potentially profitable merger and at the same time object, through their vote, regarding any outrageous golden payments. Some companies have even given golden parachutes to managers who remain on the job with the merged company. Or for instance Northrop Grumman gave $150 million in golden parachutes to managers after a proposed merger with Lockheed Martin was simply approved by shareholders (mootly) and then rejected by regulators.

       This proposal is particularly revenant to our company because our company has a record for lavish golden payments—going and coming. For instance, our Former CEO Lawrence Bossidy was entitled to a $4 million life-time annual retirement benefit. Also Mr. Bossidy was entitled to life-time access to or use of Honeywell facilities and services comparable to those provided to him prior to retirement, including limited use of company aircraft, use of car and driver, security services, financial and tax planning services, and office space, services and administrative support. How does this enhance the future performance of our company?

       Furthermore incoming CEO David Cote's agreement in 2002 included a $59 million “golden hello.” This included the grant-date value of the more than 2 million stock options he received. None of these types of pay are tied to performance.

Separate Vote on Golden Payments
Yes On 9

Board of Directors' Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

       Implementation of this proposal would be costly, impractical, potentially require the Company to breach obligations under employee plans and agreements, and damage Honeywell's ability to complete advantageous commercial transactions. It is simply not feasible to have separate votes on separate elements of a proposed merger transaction.

       Several critical terms are either undefined in the proposal or are referred to inconsistently in the proposal and the supporting statement. First, the proposal does not indicate whether it applies only to future golden parachutes or it is also intended to apply to payments that would be required under existing agreements or plans. Second, it is unclear whether the proposal applies only to payments to Honeywell executive officers or whether it would also apply to payments to executive officers of a company acquired by Honeywell. Third, it is unclear whether the statement in the proposal that shareowners should be entitled to vote “on the dollar amount of such pay” means that shareowners should be able to vote on each relevant payment to each relevant employee, the aggregate dollar amount payable to each relevant employee or the aggregate dollar amount of all relevant payments to all relevant employees. Finally, it is unclear whether the term “merger” is intended to refer only to transactions in which Honeywell would be merged into another company or is also intended to refer to mergers in which Honeywell is the surviving company.

       There is also substantive ambiguity in the proposal beyond the definition of the key terms. For example, it is not clear that the proposal is restricted to only those proposed mergers that would otherwise require shareowner approval. If the proposal is intended to apply to merger transactions that would not otherwise be put before the shareowners, this would require Honeywell to either convene a special meeting of shareowners for the sole purpose of voting on a contemplated transaction, or delay finalizing a merger until after approval of any related compensation arrangement at the next Annual Meeting of Shareowners. The first approach is not practical, given the significant time and expense involved. Either approach would create delay and uncertainty in completing the merger transaction.

       It is also unclear whether the separate shareowner vote called for by the proposal is intended to be advisory, as suggested by the supporting statement, or if it is intended to amount to a separate shareowner approval or disapproval of the payments. If the shareowners approve the merger, but disapprove the “golden” payments associated with the merger, would the Company be expected to ignore the shareowner vote on the payments and press ahead with the merger? abandon the merger? or press ahead with the merger, but refuse to make the payments, thus possibly breaking numerous contractual obligations?

       Honeywell's ability to negotiate potentially profitable mergers and acquisitions would be seriously curtailed if particular components of the deal, such as severance and signing arrangements, would require separate shareowner approval. The proponents suggest that the shareowners should have a mechanism to support a “potentially profitable merger” and at the same time object to employment-related agreements that are part of the deal. There is no basis to assume that any such arrangement could be negotiated. Most often, the various agreements and obligations necessary to complete a successful merger or acquisition are inextricably linked. The Company is not free to choose to accept portions of a negotiated agreement and reject others. Even the notion that such a requirement exists would seriously impair Honeywell's ability to successfully negotiate any such transaction.

       Sufficient safeguards are in place to protect the interests of the shareowners in both the merger and compensation context. The Board of Directors has a fiduciary duty to ensure that the terms of a transaction are in the best interest of Honeywell and its employees. Unlike the Northrup Grumman situation referenced in the supporting statement, “change in control” benefits under Honeywell plans cannot be triggered prior to the completion of a transaction. Shareowners who believe that they would be deprived of true value for their shares as a result of “golden payments” due in connection with a merger that is subject to the approval of Honeywell shareowners would have the right to vote against the merger transaction in its entirety. The Board's Management Development and Compensation Committee (comprised entirely of independent, non-employee directors) is responsible for ensuring that the Company's executive compensation program is appropriately designed to attract, motivate and retain executives, provide appropriate rewards for achievement of performance goals and objectives, and align the interests of executives and the shareowners. The 2002 compensation data cited in the proposal with respect to Mr. Cote is misleading. The year 2002 was a year of recruitment of a new CEO from outside the Company. Over 80% of the compensation amount referenced in the proposal consisted of make whole cash and equity awards needed to compensate Mr. Cote for incentive compensation awards and equity interests which he forfeited upon acceptance of employment with Honeywell and sign-on option grants needed to attract an experienced CEO at a critical juncture following prohibition of our merger with General Electric.

       In light of the impracticality of offering any vote on individual components of a merger transaction, and the vague, ambiguous and/or over-inclusive nature of the proposal as drafted, the Board believes that implementation of this proposal is not in the best interest of Honeywell and its shareowners as it would likely prevent the Company from negotiating and completing transactions which would have substantial shareowner value, create an unnecessary cost burden and timing delay in completing transactions, and/or and compel the Company to breach legal obligations to its employees and/or the other party to the merger and its employees.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

Key Corporate Governance Documents

       We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the Securities and Exchange Commission. Honeywell's Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell's Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company's directors or executive officers will be published on our website within five business days of such amendment or waiver.

Shareowner Proposals for 2007 Annual Meeting

•	In order for a shareowner proposal to be considered for inclusion in Honeywell's proxy statement for the 2007 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at the Company's offices no later than the close of business on November 14, 2006. Proposals submitted thereafter will be opposed as not timely filed.

•	If a shareowner intends to present a proposal for consideration at the 2007 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 26, 2006 and not later than January 25, 2007. Otherwise the proposal will be considered untimely under Honeywell's By-laws. In addition, Honeywell's proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

       Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

       Honeywell's By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year's annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

       Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2006 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Secretary

March 13, 2006

EXHIBIT A

2006 STOCK INCENTIVE PLAN
OF
HONEYWELL INTERNATIONAL INC.
AND ITS AFFILIATES

ARTICLE I
ESTABLISHMENT AND PURPOSE

       1.1 Purpose. The purpose of this 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”) is to enable Honeywell International Inc. (the “Company”) to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees who are in a position to contribute materially to the success and long-term objectives of the Company, (ii) aiding in the recruitment and retention of Employees of exceptional ability, (iii) providing Employees an opportunity to acquire or expand equity interests in the Company, and (iv) promoting the growth and success of the Company's business by aligning the financial interests of Employees with that of the other shareowners of the Company. Towards these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Performance Awards, Restricted Units, Restricted Stock, Other Stock-Based Awards and Cash-Based Awards.

       1.2 Effective Date; Shareowner Approval. The Plan is effective as of April 24, 2006, subject to the approval of the Plan by the Company's shareowners at the Company's 2006 Annual Meeting of Shareowners in a manner that satisfies the requirements of the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange.

ARTICLE II

DEFINITIONS

       For purposes of the Plan, the following terms have the following meanings:

       2.1 “1933 Act” means the Securities Act of 1933, as amended.

       2.2 “Affiliate” means (i) any subsidiary of the Company of which at least 50 percent of the aggregate outstanding voting common stock or capital stock is owned directly or indirectly by the Company, (ii) any other parent of a subsidiary described in clause (i), or (iii) any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate by the Committee in its sole discretion.

       2.3 “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) “Stock Options” awarded pursuant to Section 4.3; (b) “Stock Appreciation Rights” awarded pursuant to Section 4.3; (c) “Performance Awards” awarded pursuant to Section 4.4; (d) “Restricted Units” awarded pursuant to Section 4.5; (e) “Restricted Stock” awarded pursuant to Section 4.5; and (f) “Other Stock-Based Awards” awarded pursuant to Section 4.6.

       2.4 “Award Agreement” means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award.

       2.5 “Board” means the Board of Directors of the Company.

       2.6 “Cash-Based Award” means a Performance Award other than a Stock Option, Stock Appreciation Right, Restricted Units, Restricted Stock, Other Stock-Based Award or Growth Plan Unit.

       2.7 “Cause” has the meaning set forth in the severance plan of the Company applicable to the Participant or, if the Participant is not covered under such a plan, the meaning set forth in the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Bands 1-4) as

in effect at the time of the relevant Termination of Employment. Cause will be determined by the Committee in its sole and absolute discretion.

       2.8 “Change in Control” has the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.

       2.9 “Code” means the Internal Revenue Code of 1986, as amended.

       2.10 “Committee” means the Management Development and Compensation Committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board, which committee or subcommittee is comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and Non-Employee Directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

       2.11 “Common Stock” means the common stock of the Company.

       2.12 “Company” means Honeywell International Inc.

       2.13 “Disabled” or “Disability” shall, with respect to a Participant, have the meanings assigned to such terms under the long-term disability plan maintained by the Company or any of its Affiliates in which such Participant is covered at the time the determination is made, and if there is no such plan, then will mean the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant's occupation or employment for which the Participant is suited by reason of the Participant's previous training, education and experience.

       2.14 “Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

       2.15 “Early Retirement” means the Termination of Employment by reason of retirement from active employment on or after attainment of age 55 with 10 years of service. For purposes of this Section 2.15, “years of service” is determined using the Participant's most-recent adjusted service date, as reflected at the Participant's Termination of Employment in the Company's records.

       2.16 “Employee” means any individual who performs services as an employee of the Company or an Affiliate. “Employee” does not include any leased employees.

       2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

       2.18 “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

       2.19 “Fair Market Value” means the average (mean) of the highest and lowest sales prices of a Share, as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sale of Shares is reported on this date, on the most recent preceding day on which there were sales of Shares reported.

       2.20 “Full Retirement” means the Termination of Employment on or after attainment of age 60 with 10 years of service, other than on account of an involuntary Termination of Employment, as determined by the Committee, in its discretion. For purposes of this Section 2.20, “years of service” is determined using the Participant's most-recent adjusted service date, as reflected at the Participant's Termination of Employment in the Company's records.

       2.21 “GAAP” means U.S. generally accepted accounting principles.

       2.22 “Growth Plan Unit” means a Performance Award denominated in Units.

       2.23 “Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that meets the requirements of Section 422 of the Code and any related regulations and is designated by the Committee in the Award Agreement to be an Incentive Stock Option.

       2.24 “Key Employee” means an Employee who, at any time at which reference to this definition would be relevant under Section 162(m) of the Code, may be a “covered employee” within the meaning of Section 162(m)(3) of the Code.

       2.25 “Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee of the Company or an Affiliate. An individual who is elected to the Board at an annual meeting of the shareowners of the Company will be deemed to be a member of the Board as of the date of the meeting.

       2.26 “Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

       2.27 “Participant” means an Employee who has been granted an Award under the Plan.

       2.28 “Performance Award” means an Award granted under Section 4.4 of the Plan the payment of which is conditioned on the attainment of one or more Performance Measures.

       2.29 “Performance Cycle” means, with respect to any Award that vests or is earned based on Performance Measures, a period of at least one year, unless otherwise specified by the Committee, over which the level of attainment of performance of a Performance Measure will be determined.

       2.30 “Performance Measure” means, with respect to any Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during the Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures, separately or in relation to each other, as interpreted by the Committee, which (to the extent applicable) will be determined in accordance with GAAP: (a) Sales (or any component of sales); (b) Operating income; (c) Net income; (d) Earnings per Share; (e) Return on equity; (f) Cash flow (including operating cash flow and free cash flow); (g) Cash flow per Share; (h) Return on invested capital; (i) Return on investments; (j) Return on assets; (k) Economic value added (or an equivalent metric, as determined by the Committee); (l) Share price; (m) Total shareowner return; (n) Cost and expense reduction; or (o) Working capital.

       Performance Measures may be measured before or after taking taxes, interest, depreciation and/or amortization into consideration, in the discretion of the Committee.

       2.31 “Potential Change in Control Period” is deemed to commence at the time of the earliest of the following events to occur: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or otherwise result in an acceleration of the vesting of the Awards (except by virtue of the Participant's Full Retirement, death or Disability); (ii) the Company or any person or group publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control or otherwise result in an acceleration of the vesting of the Awards (except by virtue of the Participant's Full Retirement, death or Disability); (iii) any person or group (other than the Company, any subsidiary of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding Shares or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Company or its Affiliates); or (iv) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period is deemed to continue until the earlier of (a) the date on which an acceleration of vesting is deemed to occur (except by virtue of the Participant's Full Retirement, death or Disability), or (b) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

       2.32 “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) the Exchange Act.

       2.33 “Restricted Stock” means Shares issued pursuant to Section 4.5 that are subject to any restrictions that the Committee, in its discretion, may impose.

       2.34 “Restricted Unit” means a Unit granted under Section 4.5 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

       2.35 “Share” means a share of Common Stock.

       2.36 “Stock Appreciation Right” means a right granted under Section 4.3 of the Plan to an amount in cash or Shares equal to any increase in the Fair Market Value of the Shares between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

       2.37 “Other Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

       2.38 “Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

       2.39 “Target Amount” means the amount of Growth Plan Units that will be paid if the Performance Measure is met at the 100% level, as determined by the Committee.

       2.40 “Target Vesting Percentage” means the percentage of Performance Awards that will vest or become exercisable if the Performance Measure is met at the 100% level, as determined by the Committee.

       2.41 “Termination of Employment” means the date of cessation of an Employee's employment relationship with the Company or any Affiliate for any reason, with or without Cause, as determined by the Company. Except as otherwise provided by the Committee in an Award Agreement, (a) termination of employment shall be determined without regard to statutory or contractual notice periods for termination of employment, dismissal, redundancy, and similar events, and (b) if an Employee's employment is terminated under circumstances that entitle the Employee to severance benefits pursuant to any applicable severance plan of the Company or an Affiliate in which the Employee participates, the Employee's employment relationship with the Company or an Affiliate will cease on the Employee's last day of active employment as specified in the Employee's severance agreement. Notwithstanding the foregoing, (a) if an Affiliate ceases to be an Affiliate while an Award granted to an Employee of that Affiliate is outstanding, the Committee may, in its discretion, deem such Employee to have a Termination of Employment on the date the Affiliate ceases to be an Affiliate or on a later date specified by the Committee; (b) the Committee shall make any determination described in clause (a) before or not more than a reasonable period after the date the Affiliate ceases to be an Affiliate; and (c) each Employee's Termination of Employment shall be treated as an involuntary termination not for Cause.

       2.42 “Unit” means, for purposes of Growth Plan Units, the potential right to an Award equal to US$100 (or such amount of other monetary currency as the Committee shall determine) and, for purposes of Restricted Units, the potential right to acquire one Share.

ARTICLE III
ADMINISTRATION

       3.1 The Committee. The Plan will be administered by the Committee.

       3.2 Authority of the Committee. The Committee will have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (i) interpret the Plan; (ii) prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (iii) select Employees to receive Awards under the Plan; (iv) determine the form of Awards, the number of Shares subject to each Award, all the terms and conditions of an Award including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options and the terms of Award Agreements; (v) determine whether Awards will be granted singly, in combination or in tandem; (vi) establish and administer Performance Measures in connection with Performance Awards, and certify the level of performance attained with respect to Performance Measures; (vii) waive or amend any terms, conditions, restrictions or limitations on an Award, except that (A) the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(g), may not be waived, (B) the terms and conditions of Awards to Reporting Persons cannot be modified, amended or waived other than on account of death, Disability, retirement, Change in Control, or Termination of Employment in connection with a business transfer, and (C) Awards to Employees who are not Reporting Persons, the terms and conditions of which are modified, amended or waived, relate to no more than 5 percent of the number of Shares available under the Plan as of April 24, 2006, subject to adjustment in accordance with Section 5.3; (viii) in accordance with Article V, make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan that may be appropriate; (ix) provide for the deferred payment of Awards and the extent to which payment will be credited with Dividend Equivalents; (x) determine whether Nonqualified Stock Options may be transferable to family members, a family trust, a family partnership or otherwise; (xi) establish any provisions that the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (xii) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

       3.3 Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

       3.4 Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to the Chief Executive Officer of the Company or any other individual or committee as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish. Only the Committee, however, will have authority to grant and administer Awards to Key Employees and other Reporting Persons, to establish and certify Performance Measures and to grant and administer Awards to any delegate of the Committee with respect to the Plan.

       3.5 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

       3.6 No Liability. No member of the Committee, nor any person acting as a delegate of the Committee with respect to the Plan, will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV
AWARDS

       4.1 Eligibility. All Employees are eligible to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

       4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Agreement. Awards may be granted singly or in combination or in tandem with other Awards.

       4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

(a) Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Agreement, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously issued Nonqualified Stock Options.

(b) Exercise Price. The Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options, however, will be equal to or greater than 110 percent of the Fair Market Value of a Share on the date of grant if the Participant receiving the Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will be equal to the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Agreement.

(c) Term and Timing of Exercise: Stock Options and Stock Appreciation Rights will lapse not later than 10 years after the date of grant, as determined by the Committee at the time of grant. Unless determined otherwise by the Committee at the time of grant, each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions:

(i) The Committee will determine and set forth in the Award Agreement the date on which any Award of Stock Options or Stock Appreciation Rights to a Participant may first be exercised; provided, however, that, except for Stock Options and Stock Appreciation Rights granted as Performance Awards and except as provided in Section 5.1, such Award shall not become fully vested for at least three years following the date of grant.

(ii) A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable.

(iii) Stock Options and Stock Appreciation Rights will become immediately vested and exercisable as of the effective date of a Change in Control in accordance with Section 5.4.

(iv) Stock Options and Stock Appreciation Rights will vest and remain exercisable as follows, subject to the term determined by the Committee, subsection (e) and paragraphs (iii) and (v) of this subsection (c):

Event	Vesting	Exercise
Death	Immediate vesting as of death	Expires earlier of (i) original expiration date, or (ii) 3 years after death.
Disability	Immediate vesting as of incurrence of Disability	Expires earlier of (i) original expiration date, or (ii) 3 years after Disability.
Full Retirement	Immediate vesting as of Full Retirement	Expires earlier of (i) original expiration date, or (ii) 3 years after retirement. If death prior to end of such 3-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.
Early Retirement	Unvested Awards forfeited as of Early Retirement	Expires earlier of (i) original expiration date, or (ii) 3 years after retirement. If death prior to end of such 3-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.
Voluntary Termination of Employment	Unvested Awards forfeited as of Termination of Employment	Expires earlier of (i) original expiration date, or (ii) 30 days after termination. If death prior to end of such 30-day period, expires earlier of (i) original expiration date, or (ii) 1 year after death.
Involuntary Termination of Employment not for Cause	Unvested Awards forfeited as of Termination of Employment	Expires earlier of (i) original expiration date, or (ii) 1 year after termination. If death prior to end of such 1-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.
Involuntary Termination of Employment for Cause	Unvested Awards forfeited as of Termination of Employment	Vested Awards immediately cancelled.

(v) Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant's will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant's will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant's will or by applicable laws of descent and distribution.

(d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Stock certificates will be registered and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. No portion of the Exercise Price of a Stock Option may be paid from the proceeds of a loan of cash from the Company to the Participant. In addition, unless the Committee determines otherwise, payment of all or a portion of the Exercise Price may be made by:

(i) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (v), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid;

(iii) Instructing the Company to withhold Shares that would otherwise be issued having a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid (provided such withholding has been expressly authorized by the Committee); or

(iv) Any combination of the methods described in paragraphs (i), (ii) and (iii).

(v) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to paragraph (ii) or prohibit withholding pursuant to paragraph (iii).

(e) Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i) Eligibility. Incentive Stock Options may be granted only to Employees of the Company or an Affiliate that is a subsidiary or parent corporation of the Company, within the meaning of Section 424 of the Code.

(ii) Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company's shareowners.

(iii) Amount of Award. Subject to Section 5.3 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options. The aggregate Fair Market Value as of the date of grant of the Shares with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the Participant's Incentive Stock Options under this Plan and all other plans maintained by the Company and its Affiliates will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes.

(iv) Timing of Exercise. If the Committee exercises its discretion in the Award Agreement to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Section 22(e) of the Code), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes. For purposes of this paragraph (iv), an Employee's employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee's right to reemployment with the Company or an Affiliate is guaranteed by statute or by contract. Where the period of leave exceeds 90 days and the Employee's right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(v) Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Participant during the Participant's lifetime.

(f) Exercise of Stock Appreciation Rights. Upon exercise, Stock Appreciation Rights may be redeemed for cash or Shares or a combination of cash and Shares, in the discretion of the Committee, and as described in the Award Agreement. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Rights was exercised. If the Stock Appreciation Right is redeemed for Shares, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g) Certain Prohibitions. The following terms or actions shall not be permitted with respect to any Award of Stock Options or Stock Appreciation Rights:

(i) No Repricing. Except as otherwise provided in Section 5.3, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards or purchase underwater Stock Options from a Participant for cash or replacement Awards without first obtaining the approval of the Company's shareowners in a manner that complies with the rules of the New York Stock Exchange.

(ii) No Dividend Equivalents. The Committee shall not provide for the payment of Dividend Equivalents with respect to Stock Options or Stock Appreciation Rights.

(iii) No Reload Options. The Committee shall not grant Stock Options or Stock Appreciation Rights that have reload features under which the exercise of a Stock Option or Stock Appreciation Right by a Participant automatically entitles the Participant to a new Stock Option or Stock Appreciation Right.

       4.4 Performance Awards. The Committee may grant Performance Awards to the Employees that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Agreement, subject to the provisions below:

(a) Performance Cycles. Performance Awards will be awarded in connection with a Performance Cycle determined by the Committee; provided, however, that a Performance Cycle may be no shorter than 12 months.

(b) Eligible Participants. Within 90 days after the commencement of a Performance Cycle, the Committee will determine the Employees who will be eligible to receive a Performance Award for the Performance Cycle, provided, however, that the Committee may determine the eligibility of any Employee other than a Key Employee after the expiration of this 90-day period.

(c) Performance Measures; Targets; Award Criteria.

(i) Within 90 days after the commencement of a Performance Cycle, the Committee will fix and establish, in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Growth Plan Units and Cash-Based Awards, the Target Amount payable to each Participant; (C) with respect to other Performance Awards, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Performance Award will be paid or vest, and the percentage (not exceeding 200%) of the Performance Award that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii) The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii) The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Performance Awards payable to any Key Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Performance Award of another Key Employee.

(d) Payment; Certification. No Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of attainment of the applicable Performance Measures for the applicable Performance Cycle. Performance Awards awarded to Participants who are not Key Employees will be based on the Performance Measures and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures and formulas may be the same as or different than the Performance Measures and formulas that apply to Key Employees.

In determining attainment of Performance Measures, the Committee will exclude unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine no later than ninety (90) days after the commencement of any applicable Performance Cycle to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

(e) Form of Payment. Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, subject to the terms and conditions set forth in the Award Agreement. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Award becomes payable.

(f) Section 162(m) of the Code. It is the intent of the Company that unless otherwise expressly stated in an Award Agreement, Performance Awards be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.4 be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(C) of the Code and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Performance Awards. If any provision of this Plan or any Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

       4.5 Restricted Units and Restricted Stock. The Committee may grant Restricted Units and Restricted Stock under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

(a) Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. The Committee will determine, in its discretion, the terms and conditions that will apply to Restricted Units granted pursuant to this Section 4.5, including whether Dividend Equivalents will be credited with respect to any Award. The terms and conditions of the Restricted Units will be set forth in the applicable Award Agreement.

(b) Grant of Restricted Stock. As soon as practicable after Restricted Stock has been granted, certificates for all Shares of Restricted Stock will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareowner with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed until the restrictions are satisfied or lapse.

(c) Dividends and Dividend Equivalents. At the discretion of the Committee determined at the time of grant, dividends issued on Shares of Restricted Stock may be paid immediately or withheld and deferred in the Participant's account. In the event of a payment of dividends on Common Stock, the Committee may credit Restricted Units with Dividend Equivalents. Dividend Equivalents may be distributed immediately or withheld and deferred in the Participant's account, as determined by the Committee at the time of grant of the relevant Restricted Units. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded.

(d) Vesting and Forfeiture. The Committee may, in its discretion and as set forth in the Award Agreement, impose any restrictions on Restricted Units or Restricted Stock that it deems to be appropriate. The Committee has discretion to provide for an incremental lapse of restrictions or for a lapse of restrictions upon satisfaction of certain conditions. Unless the applicable Award Agreement provides otherwise, the Restricted Units and Restricted Stock will be subject to the following vesting restrictions:

(i) Vesting and Forfeiture. Except for Restricted Units and Restricted Stock granted as Performance Awards and except as provided in Section 5.1, restrictions on Restricted Units and Restricted Stock will vest, in the discretion of the Committee, over a period of not less than three years from the date of grant. If the restrictions have not lapsed or been satisfied as of the Participant's Termination of Employment, the Restricted Units or Restricted Stock will be forfeited by the Participant if the termination is for any reason other than Full Retirement, death, Disability or Change in Control.

(ii) Acceleration of Vesting. All restrictions on Restricted Units and Restricted Stock will lapse upon the Full Retirement, death or Disability of the Participant or upon the effective date of a Change in Control in accordance with Section 5.4.

(iii) Legend. To enforce any restrictions that the Committee may impose on Restricted Stock, the Committee will cause a legend referring to the restrictions to be placed on all certificates for Shares of Restricted Stock. When restrictions lapse or are satisfied, a new certificate, without the legend, for the number of Shares with respect to which restrictions have lapsed or been satisfied will be issued and delivered to the Participant.

(e) Redemption of Restricted Units. Restricted Units may be redeemed for cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions lapse and any other conditions set forth in the Award Agreement have been satisfied. Each Restricted Unit may be redeemed for one Share or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests and any attributable Dividend Equivalents and interest that have been withheld.

(f) Deferred Units. Subject to Section 7.14 hereof and to the extent determined by the Committee, Participants shall be permitted to request the deferral of payment of vested Restricted Units (including related Dividend Equivalents and interest) to a date later than the payment date specified in the Award Agreement. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on Dividend Equivalents and whether interest will be compounded.

       4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Restricted Units or Restricted Stock) to any Employee that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other things, phantom or hypothetical Shares. The Committee will determine, in its discretion, the terms and conditions that will apply to Other Stock-Based Awards granted pursuant to this Section 4.6, including whether Dividend Equivalents will be credited with respect to any such Award in the event of a payment of dividends on Common Stock. The terms and conditions of Other Stock-Based Awards will be set forth in the applicable Award Agreement.

(a) Vesting. Except for Other Stock-Based Awards granted as Performance Awards and except as provided in Section 5.1, restrictions on Other Stock-Based Awards will lapse, in the discretion of the Committee, over a period of three years from the date of grant or any longer period that is specified in the Award Agreement. If the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant's Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Full Retirement, death or Disability of the Participant or a Change in Control. The Committee, in its discretion and as set forth in the Award Agreement, may allow faster vesting of Other Stock-Based Awards that are granted in place of another Company award or other compensation payment from the Company that the Participant has voluntarily foregone or that replaces awards that the Participant forfeited to enter into employment with the Company or an Affiliate.

(b) Acceleration of Vesting. All restrictions on Other Stock-Based Awards granted pursuant to this Section 4.6 will lapse upon the Full Retirement, death or Disability of the Participant or upon the effective date of a Change in Control in accordance with Section 5.4.

       4.7 Limit on Individual Grants. Subject to Section 5.1 and 5.3, no Participant may be granted Awards (excluding Growth Plan Units or Cash-Based Awards) relating to more than 3 million Shares over any period of 36 months. The maximum amount that may be paid in cash or Shares pursuant to Growth Plan Units or Cash-Based Awards to any one Participant is $10 million (including the Fair Market Value of Shares) for any Performance Cycle of 12 months. For any longer Performance Cycle, this maximum will be adjusted proportionally.

       4.8 Termination for Cause. If a Participant incurs a Termination of Employment for Cause, then all outstanding Awards will immediately be cancelled, except as the Committee may otherwise provide in the Award Agreement.

ARTICLE V
SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

       5.1 Shares Available. The Shares issuable under the Plan will be authorized but unissued Shares or Shares held in the Company's treasury. The total number of Shares with respect to which Awards may be issued under the Plan may equal but may not exceed 43,000,000, subject to adjustment in accordance with Section 5.3; provided, however, that from the aggregate limit:

(a) no more than 10 million Shares may be available for grant in the form of Incentive Stock Options;

(b) up to, but not more than, 2 million Shares may be available for grant for Stock Options or Stock Appreciation Rights that vest in fewer than three years;

(c) up to, but not more than, 2 million Shares may be available for grant for Restricted Stock, Restricted Units or other Stock-Based Awards that vest in fewer than three years; and

(d) up to 16 million Shares related to Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a one-for-one basis; after the Shares related to Awards other than Stock Options and Stock Appreciation Rights exceed 16 million under the Plan, each Share subject to future Awards other than Stock Options or Stock Appreciation Rights shall be counted as three Shares for purposes of this Article V.

       5.2 Counting Rules. (a) The following Shares related to Awards to be issued under this Plan or awards under the 2003 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates, the 1997 Honeywell Stock and Incentive Plan, the 1993 Honeywell Stock and Incentive Plan and the 1993 Stock Plan for Employees of Honeywell International Inc. and Its Affiliates that are outstanding as of April 24, 2006 may again be available for issuance under the Plan, in addition to the Shares described in Section 5.1:

(i) Shares related to Awards paid in cash;
(ii) Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and
(iii) Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or an Affiliate or a combination of the Company or an Affiliate with another company.

(b) Shares described in Section 5.2(a)(i), (ii) and (iii) shall not count against the limits set forth in Section 5.1(a), (b) and (c).

(c) For purposes of clarity, Shares that are tendered or withheld in payment of all or part of the Exercise Price of an Award or in satisfaction of withholding tax obligations, and Shares that are reacquired with cash tendered in payment of the Exercise Price of an Award, shall not be included in or added to the number of Shares available for issuance under the Plan.

       5.3 Adjustment Upon Certain Changes

(a) Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant

Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Employee in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareowners of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers. Subject to any required action by the shareowners of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Stock Option or Stock Appreciation Right; or
(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e) Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in subsections (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f) Performance Awards. In the event of any transaction or event described in this Section 5.3, including without limitation any corporate change referred to in subsection (e) hereof, the

Committee may, in its sole discretion, make such adjustments in any Performance Measure and in such other terms of any Performance Award, as the Committee may consider appropriate in respect of such transaction or event, provided that such adjustment is consistent with the requirements of Section 162(m) of the Code and the regulations thereunder.

(g) No Other Rights. Except as expressly provided in the Plan, no Employee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

       5.4 Change in Control.

(a) Acceleration of Vesting. All outstanding Awards will become exercisable as of the effective date of a Change in Control, whether or not the Awards were otherwise vested, and, subject to Section 5.4(c) below, all conditions will be waived with respect to outstanding Awards (other than Performance Awards).

(b) Restricted Units. Except as provided in subsection (d), each Participant who has been awarded Restricted Units that are outstanding as of a Change in Control (including Restricted Units whose restrictions have lapsed pursuant to subsection (a)) will receive, no later than 90 days after the date of Change in Control, an amount in cash equal to the product of the number of the Participant's outstanding Restricted Units and an amount equal to the greater of (A) the highest price per Share paid by the person or group acquiring control in connection with the transaction or series of transactions constituting the Change in Control, as determined by the Committee, and (B) the highest Fair Market Value during the period of 90 days that ends on the date of Change in Control. Any securities or other property that is part or all of the consideration paid for Shares pursuant to the Change in Control will be valued at the higher of (x) the valuation placed on the securities or property by any entity that is a party with the Company to the Change in Control, or (y) the valuation placed on the securities or property by the Committee.

In addition, each Participant will receive in cash any Dividend Equivalents and interest on Dividend Equivalents that have been credited through the date of Change in Control on Restricted Units that become payable pursuant to this subsection (b).

(c) Performance Awards. Each Participant who has been granted a Performance Award that is outstanding as of the date of Change in Control will be deemed to have achieved a level of performance, as of the Change in Control, that would cause the Participant's Performance Awards to vest, become exercisable or become payable at target levels, and all restrictions on Performance Awards immediately to lapse. No later than 90 days after the date of Change in Control, all holders of outstanding Performance Awards will receive an amount in cash or Shares, as determined by the Committee in its discretion, in respect of such Performance Awards to the extent that the Performance Awards have vested.

(d) Deferred Awards. Notwithstanding Section 5.4(b) hereof, but subject to Section 7.14 hereof, the Committee may permit a Participant to elect not to have payment of an Award, including any related Dividend Equivalents and accrued interest on Dividend Equivalents, accelerated as provided by such Section 5.4(b). If the Participant has so elected, interest will be credited annually on the deferred Award, Dividend Equivalents and accrued interest at a rate no less than the rate in effect immediately prior to the Change in Control through the payment date. This interest rate may not be reduced at any time after the Change in Control below the rate in effect immediately prior to the Change in Control.

       5.5 Fractional Shares. No fractional Shares will be issued under the Plan. If a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.

ARTICLE VI
AMENDMENT AND TERMINATION

       6.1 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareowners of the Company, except that no revision to the terms of the Plan will be effective until the amendment is approved by the shareowners of the Company if such approval is required by the rules of the New York Stock Exchange or such amendment materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan). No amendment of the Plan made without the Participant's written consent may adversely affect any right of a Participant with respect to an outstanding Award unless such amendment is necessary to comply with applicable law. The Plan may not be amended in any manner adverse to the interests of Participants during a Potential Change in Control Period or any other period of two years following the acceleration of vesting owing to a Change in Control.

       6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a) the adoption of a resolution of the Board terminating the Plan; or

(b) the 10th anniversary of the date of the Company's 2006 Annual Meeting of Shareowners.

       No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person without consent under any Award previously granted under the Plan. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Agreement.

ARTICLE VII
GENERAL PROVISIONS

       7.1 Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the laws of descent or distribution.

(b) The Committee may provide in the applicable Award Agreement that all or any part of an Award (other than an Incentive Stock Option) may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of donees: a family member; a trust for the benefit of a family member; a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members. For purposes of this subsection (b), a family member means a Participant and/or the Participant's spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.

(c) Except as otherwise provided in the applicable Award Agreement, any Nonqualified Stock Option or Stock Appreciation Right transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant's estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority, and the transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to subsection (b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to subsection (b). No transfer will be effective until the Committee consents to the transfer in writing.

(d) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the 1933 Act, or pursuant to an effective registration for resale under the 1933 Act. For purposes of this subsection, “affiliate” will have the meaning assigned to that term under Rule 144.

(e) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

       7.2 Withholding of Taxes.

(a) Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations, as calculated at the minimum statutory rate. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b) Other Awards Payable in Shares. The Company will satisfy a Participant's tax withholding obligations, calculated at the minimum statutory rate, arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by withholding Shares that would otherwise be available for delivery. The Company may also allow the Participant to satisfy the Participant's tax withholding obligations by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order.

(c) Cash Awards. The Company will satisfy a Participant's tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

(d) Withholding Amount. The Committee, in consideration of applicable accounting standards, has full discretion to allow Participants to elect to have the Company withhold an amount greater than the minimum statutory amount. In no event, however, will the Company withhold an amount from any Award payable in Shares that is greater than the amount required to satisfy income tax obligations at the maximum marginal rate that could be applicable to the Participant.

       7.3 Special Forfeiture Provision. The Committee may, in its discretion, provide in an Award Agreement that the Participant may not, without prior written approval of the Committee, enter into any employment or consultation arrangement (including service as an agent, partner, shareowner, consultant, officer or director) with any entity or person engaged in any business in which the Company or any Affiliate is engaged if, in the sole judgment of the Committee, the business is competitive with the Company or an Affiliate. If the Committee makes a determination that this prohibition has been violated, the Participant (i) will forfeit all rights under any outstanding Stock Option or Stock Appreciation Right that was granted subject to the Award Agreement and will return to the Company the amount of any profit realized upon an exercise of all Awards during the period, beginning no earlier than six months prior to the Participant's Termination of Employment, as the Committee determines and sets forth in the Award Agreement, and (ii) will forfeit and return to the Company any Growth Plan Units, Restricted Units (including previously vested and deferred Restricted Units and credited Dividend Equivalents), Shares of Restricted Stock or Other Stock-Based Awards that are outstanding on the date of the Participant's Termination of Employment, subject to the Award Agreement, and have not vested or vested but remain subject to this Section 7.3 during the period, beginning no earlier than six months prior to the Participant's Termination of Employment, as the Committee determines and sets forth in the Award Agreement.

       7.4 Code Section 83(b) Elections. The Company, its Affiliates and the Committee have no responsibility for a Participant's election, attempt to elect or failure to elect to include the value of an Award of Restricted Stock or other Award subject to Section 83 in the Participant's gross income for the year of payment pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

       7.5 No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the

Company's sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

       7.6 No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which a Stock Option or Stock Appreciation Right lapses except in the Award Agreement.

       7.7 No Rights as Shareowners. A Participant granted an Award under the Plan will have no rights as a shareowner of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant's name and delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

       7.8 Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person's estate, is or was a member of the Committee or a delegate of the Committee.

       7.9 No Required Segregation of Assets. Neither the Company nor any Affiliate will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

       7.10 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or an Affiliate. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or any Affiliate, except as the employee benefit plan otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or an Affiliate or any predecessor or successor of the Company or an Affiliate.

       7.11 Awards in Foreign Countries. The Committee has the authority to grant Awards to Employees who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy or custom, while furthering the purposes of the Plan. The Committee may also approve any supplements to the Plan or alternative versions of the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants; provided, however, that the Committee may not make any supplemental or alternative version that (a) increases limitations contained in Sections 4.3(e) and 4.7, (b) increases the number of shares available under the Plan, as set forth in Section 5.1; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or, with respect to Key Employees, causes the grant of any performance-based Award to fail to qualify for an income tax deduction pursuant to Section 162(m) of the Code.

       7.12 Securities Matters

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of

Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Award hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Award or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

       7.13 Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

       7.14 Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

EXHIBIT B

2006 STOCK PLAN FOR
NON-EMPLOYEE DIRECTORS OF
HONEYWELL INTERNATIONAL INC.

1. Purpose

       (a) Purpose. The purpose of the Plan is to provide certain compensation to eligible directors of the Company and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company's success and progress by granting them stock-based awards.

       (b) Effective Date; Shareholder Approval. The Plan is effective as of April 24, 2006, subject to the approval of the Plan by the Company's shareowners at the Company's 2006 Annual Meeting of Shareowners in a manner that satisfies the requirements of the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange. Any Awards granted under the Plan prior to the approval of the Plan in the manner set forth herein will be contingent on such approval. If such approval is not obtained any such Awards granted under the Plan will be automatically invalid and of no force or effect and the 1994 Director Stock Plan will remain in effect.

2. Definitions

       (a) “1994 Director Stock Plan” means the Stock Plan for Non-Employee Directors of Honeywell International Inc. (as amended effective as of April 25, 1994), as amended from time to time.

       (b) “Award” means any form of award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (i) Restricted Stock awarded pursuant to Section 6; (ii) Restricted Units awarded pursuant to Section 6; (iii) Stock Options awarded pursuant to Section 7; and (iv) Stock Appreciation Rights awarded pursuant to Section 7.

       (c) “Award Agreement” means, with respect to an Award granted to a Participant, the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of such Award.

       (d) “Board” means the Board of Directors of the Company.

       (e) “Board Policy” means the policy adopted by the Board and attached hereto as Schedule A, which shall provide for the making of grants of Awards (including annual and other periodic awards), as well as certain terms of such Awards (including, without limitation, the timing, amount and form of Award grants) and which may be amended from time to time by the Board in its sole discretion.

       (f) “Change in Control” has the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.

       (g) “Code” means the Internal Revenue Code of 1986, as amended.

       (h) “Committee” means the Corporate Governance and Responsibility Committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board.

       (i) “Common Stock” means the common stock of the Company.

       (j) “Company” means Honeywell International Inc.

       (k) “Dividend Equivalents” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

       (l) “Effective Date” means April 24, 2006.

       (m) “Eligible Director” means a member of the Board, elected or appointed, who is not also an employee of the Company or any of its subsidiaries or affiliates. An individual who is elected to the

Board at an annual meeting of the shareowners of the Company will be deemed to be a member of the Board as of the date of such meeting.

       (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

       (o) “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

       (p) “Fair Market Value” means the average (mean) of the highest and lowest sales prices of a Share, as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sales of Shares is reported on this date, on the most recent preceding day on which there were sales of Shares reported.

       (q) “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or that otherwise does not meet such requirements.

       (r) “Participant” means an Eligible Director who has been granted an Award under the Plan.

       (s) “Plan” means the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc., which shall be evidenced by this instrument, as may be amended from time to time.

       (t) “Restricted Stock” means Shares issued pursuant to Section 6 that are subject to any restrictions that the Committee, in its discretion, may impose.

       (u) “Restricted Unit” means a Unit granted under Section 6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

       (v) “Securities Act” means the Securities Act of 1933, as amended.

       (w) “Share” means a share of Common Stock.

       (x) “Stock Appreciation Right” means a right granted under Section 7 to an amount in cash or Shares equal to any increase in the Fair Market Value of the Shares between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

       (y) “Stock Option” means a right granted under Section 7 to purchase from the Company a stated number of Shares at a specified price.

       (z) “Unit” means the potential right to acquire one Share.

3. Administration

       (a) The Committee. The Plan shall be administered by the Committee.

       (b) Authority. The Committee will have authority, in its sole and absolute discretion and subject to the terms of the Plan (including the Board Policy), to (i) interpret the Plan; (ii) prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (iii) determine eligibility for the grant of Awards; (iv) determine the form of Awards (to the extent permitted under the Board Policy), the number of Shares subject to each Award (to the extent permitted under the Board Policy), all terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting and the terms of Award Agreements; (v) determine whether Awards will be granted singly, in combination or in tandem; (vi) waive or amend any terms, conditions, restrictions or limitations on an Award, to the extent permissible under applicable law; (vii) in accordance with Section 9, make any adjustments to the Plan, any Award Agreement and any Award that it deems appropriate (including but not limited to adjustment of the number of Shares available under the Plan or any Award); (viii) provide for the deferred payment of Awards and the extent to which payment will be credited with Dividend Equivalents; (ix) determine whether Stock Options may be transferable to family members, a family trust, a family partnership, or otherwise; and (x) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

       (c) Effects of Determination. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

       (d) Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to any other individual or committee as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish.

       (e) Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

       (f) No Liability. No member of the Committee will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan, any Award Agreement, or any Award granted under the Plan.

4. Eligibility and Grants

       (a) Eligibility. All Eligible Directors are eligible to receive Awards granted under the Plan.

       (b) Grants. Subject to the terms and provisions of the Plan and the Board Policy, the Committee may grant Awards to Eligible Directors upon such terms and conditions as the Committee may determine in its sole discretion. All Awards will be evidenced by Award Agreements. Awards may be granted singly or in combination or in tandem with other Awards.

5. Share Limits

       (a) Aggregate Share Limit. Subject to adjustment as provided in Section 9, the maximum aggregate number of Shares with respect to which Awards may be granted shall be 500,000. Each Share issued pursuant to the Plan will count as one Share against such share limit. If an Award terminates, expires or is forfeited or cancelled for any reason without the issuance of Shares, or is settled in cash, the Shares underlying such Award will be available for future Awards under the Plan. If Shares are tendered or withheld in payment of all or part of the exercise price of a Stock Option, such Shares will be available for future Awards under the Plan. Shares utilized under the Plan may be either authorized but unissued Shares or issued Shares reacquired by the Company, as determined by the Board from time to time.

       (b) Individual Share Limit. The maximum aggregate number of Shares with respect to which Awards may be granted in any one calendar year to any one Participant shall be 10,000.

6. Restricted Units and Restricted Stock.

       (a) General. Subject to the terms and provisions of the Plan and the Board Policy, the Committee may grant Restricted Units and Restricted Stock under the Plan pursuant to the terms and conditions that the Committee, in its sole discretion, may determine and set forth in the applicable Award Agreement (including, without limitation, the periods of restriction, the date of grant and the effect, if any, of a Change in Control, death, disability or retirement or other termination of a Participant's directorship on such Restricted Units or Restricted Stock). As soon as practicable after Restricted Stock has been granted, certificates for all Shares of Restricted Stock will be registered in the name of the Participant and held for the Participant by the Company.

       (b) Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant's Award Agreement, such Participant shall have (i) no voting rights or dividend or dividend equivalent rights with respect to any Restricted Units granted hereunder and (ii) the right to exercise full voting rights, and to receive all dividends and other distributions paid, with respect to any Shares of Restricted Stock granted hereunder.

       (c) Dividends and Dividend Equivalents. At the discretion of the Committee determined at the time of grant and as set forth in the applicable Award Agreement, dividends issued on Shares of Restricted Stock or dividend equivalents credited with respect to Restricted Units, may be paid immediately or withheld and deferred in the Participant's account. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded.

       (d) Other Restrictions. The Committee may, in its sole discretion and as set forth in the applicable Award Agreement, impose any other conditions and/or restrictions on Restricted Units or Restricted Stock granted pursuant to the Plan that it deems appropriate, including any vesting schedule or forfeiture conditions. The Committee has discretion to provide for an incremental lapse of restrictions or for a lapse of restrictions upon satisfaction of certain conditions.

       (e) Delivery of Restricted Stock. When restrictions lapse or are satisfied, a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value (measured as of the date the restrictions lapse) of such fractional share to the Participant or the Participant's beneficiary or estate, as the case may be.

       (f) Redemption of Restricted Units. Restricted Units may be redeemed for cash or whole Shares or a combination of cash and Shares, in the sole discretion of the Committee, when the restrictions lapse and any other conditions set forth in the applicable Award Agreement have been satisfied. Each Restricted Unit may be redeemed for one Share or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

       (g) Deferred Units. Subject to Section 12(j) hereof and to the extent determined by the Committee, Participants shall be permitted to request the deferral of payment of vested Restricted Units to a date later than the payment date specified in the Award Agreement.

7. Stock Options and Stock Appreciation Rights.

       (a) General. Subject to the terms and provisions of the Plan and the Board Policy, the Committee may grant Stock Options and/or Stock Appreciation Rights under the Plan pursuant to the other terms and conditions that the Committee, in its sole discretion, may determine and set forth in the Award Agreement (including, without limitation, the Exercise Price, the maximum duration of the Stock Option or Stock Appreciation Right, the conditions upon which a Stock Option or Stock Appreciation Right will vest and become exercisable, the date of grant and the effect, if any, of a Change in Control, death, disability or retirement or other termination of a Participant's directorship on such Stock Options or Stock Appreciation Rights).

       (b) Form. Each Stock Option granted under the Plan will be a Nonqualified Stock Option. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously issued Stock Options.

       (c) Exercise Price. The Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 9. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will be equal to the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Agreement.

       (d) Duration of Stock Options. Each Stock Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Stock Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of its date of grant.

       (e) Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions will be set forth in the applicable Award Agreement and need not be the same for each grant or for each Participant.

       (f) Payment of Stock Option Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Share certificates will be registered and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, postal or express money order, or other instrument acceptable to the Company. In addition, unless the Committee determines otherwise, payment of all or a portion of the Exercise Price may be made by:

(1) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(2) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six (6) months, subject to paragraph (5) below, and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid;

(3) Instructing the Company to withhold Shares that would otherwise be issued having a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid (provided such withholding has been expressly authorized by the Committee); or

(4) Any combination of the methods described in paragraphs (1), (2) and (3) above.

(5) Notwithstanding the foregoing, the Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to paragraph (2) or prohibit withholding pursuant to paragraph (3).

       (g) Exercise of Stock Appreciation Rights. Upon exercise, Stock Appreciation Rights may be redeemed for cash or Shares or a combination of cash and Shares, in the discretion of the Committee, and as described in the Award Agreement. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If the Stock Appreciation Right is redeemed for Shares, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

       (h) Certain Prohibitions. The following terms or actions shall not be permitted with respect to any Award of Stock Options or Stock Appreciation Rights:

(1) No Repricing. Except as otherwise provided in Section 9, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards or purchase underwater Stock Options from a Participant for cash or replacement Awards without first obtaining the approval of the Company's shareowners in a manner that complies with the rules of the New York Stock Exchange.

(2) No Dividend Equivalents. The Committee shall not provide for the payment of Dividend Equivalents with respect to Stock Options or Stock Appreciation Rights.

(3) No Reload Options. The Committee shall not grant Stock Options or Stock Appreciation Rights that have reload features under which the exercise of a Stock Option or Stock Appreciation Right by a Participant automatically entitles the Participant to a new Stock Option or Stock Appreciation Right.

       (i) Termination of Directorship. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a Stock Option or Stock Appreciation Right following termination of the Participant's service as an Eligible Director (whether by death, disability, retirement or any other reason). Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Stock Options or Stock Appreciation Rights granted, and may reflect distinctions based on the reasons for termination.

8. Regulatory Compliance and Listing

       The issuance or delivery of any Shares in settlement of an Award may be postponed by the Company for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

9. Adjustment Upon Certain Changes

       (a) Shares Available for Grants. In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of Shares or similar corporate change, the maximum aggregate number of Shares with respect to which the Committee may grant Awards and the maximum aggregate number of Shares with respect to which the Committee may grant Awards to any individual Eligible Director in any calendar year shall be appropriately adjusted by the Committee. In the event of any change in the number of Shares outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of Shares with respect to which Awards may be granted.

       (b) Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareowners of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the number of Shares subject to each outstanding Award and the Exercise Price per Share of each such Award.

       (c) Certain Mergers. Subject to any required action by the shareowners of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of Shares subject to such Award would have received in such merger or consolidation.

       (d) Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(1) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each Share subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a Share as a result of such event over (B) the Exercise Price of such Stock Option; or

(2) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the Exercise Price of the Award, or the number of Shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

       (e) Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in subsections (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

       (f) No Other Rights. Except as expressly provided in the Plan, no Eligible Director shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

10. Termination or Amendment of the Plan

       (a) Amendment. The Board may at any time and from time to time alter or amend the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 8), provided that, unless otherwise necessary to comply with applicable law, the rights of a Participant with respect to Awards granted prior to such alteration or amendment may not be impaired without the consent of such Participant and, further, that without the approval of the Company's shareowners, no amendment shall be made if shareowner approval is required by applicable law or in order to comply with the rules of the New York Stock Exchange or if such amendment materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 9).

       (b) Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(1) the adoption of a resolution of the Board terminating the Plan; or

(2) the 10th anniversary of the Effective Date.

       No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person without consent under any Award previously granted under the Plan. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Agreement.

11. Nontransferability of Awards

       (a) No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below:

(1) Any Award may be transferred by will or by the laws of descent or distribution;

(2) The Committee may provide in the applicable Award Agreement that all or any part of an Award may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of transferees: (i) a family member; (ii) a trust for the benefit of a family member; (iii) a limited partnership whose partners are solely family members; or (iv) any other legal entity set up for the benefit of family members. For purposes of this subsection (b), with respect to a Participant, “family member” means the Participant and/or the Participant's spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members; or

(3) With respect to Restricted Stock, Shares of Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this clause (3), “affiliate” will have the meaning assigned to that term under Rule 144 of the Securities Act.

       (b) Except as otherwise provided in the applicable Award Agreement, any Stock Option or Stock Appreciation Right transferred by a Participant pursuant to Section 11(a)(2) above may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant's estate will remain liable for any withholding tax that may be imposed by any federal, state, or local tax authority, and the transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax. The Committee may, in its sole discretion, disallow all or a part of any transfer of an Award pursuant to Section 11(a)(2) above unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to Section 11(a)(2) and no such transfer will be effective until the Committee consents to the transfer in writing.

12. Miscellaneous

       (a) No Implied Rights. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's shareowners.

       (b) Withholding of Taxes. The Company shall have the right to require, prior to the issuance or delivery of Shares in settlement of any Award, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such Shares. Such amount may be paid in cash, in Shares previously owned by the Participant, by withholding a portion of the Shares that otherwise would be distributed to such Participant upon settlement of the Award or a combination of cash and Shares.

       (c) Code Section 83(b) Elections. The Company and the Committee have no responsibility for a Participant's election, attempt to elect or failure to elect to include the value of an Award of Restricted Stock or other Award subject to Section 83 of the Code in the Participant's gross income for the year of payment pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

       (d) No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company and the Committee have no obligation to inform a Participant of the date on which a Stock Option or Stock Appreciation Right lapses except in the Award Agreement.

       (e) No Rights as Shareowners. Except as expressly set forth in the Plan or the applicable Award Agreement, a Participant granted an Award under the Plan will have no rights as a shareowner of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant's name and delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

       (f) Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person's estate, is or was a member of the Committee or a delegate of the Committee.

       (g) No Required Segregation of Assets. The Company will not be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

       (h) Governing Law. The Plan and all determinations made and actions taken under the Plan will be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable Federal law.

       (i) Severability. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

       (j) Code Section 409A. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award Agreement or Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

SCHEDULE A
BOARD POLICY FOR NON-EMPLOYEE DIRECTOR EQUITY AWARDS

Grant of Restricted Stock. Each Eligible Director will receive a grant of 3,000 Shares of Restricted Stock effective as of the first date the Eligible Director is elected or appointed to the Board. The restrictions shall apply from the date of grant until the last to occur of the following: (i) the expiration of the six-month period immediately following the date of grant; (ii) the Participant's 65th birthday; and (iii) the date on which the Participant's service as a director of the Company terminates with consent of a majority of the members of the Board other than the Participant (the “Restricted Period”). If the Eligible Director has remained a non-employee director of the Company for the entire Restricted Period, such restrictions shall, at the end of the Restricted Period, lapse with respect to one-fifth of the Shares for each full year of the Participant' s service then completed (including service prior to the date of grant) as a non-employee director of the Company (including any corporation acquired by the Company if the Participant was a non-employee director of the acquired corporation at the time of acquisition), provided, however, that a Participant who has received a certificate for Common Stock upon the lapse of restrictions with respect to any earlier grant under the Plan shall not receive credit for such prior service in determining years of service for purposes of any subsequent grant under the Plan. The Participant shall forfeit all Shares with respect to which such restrictions do not lapse at the end of the Restricted Period.

Grant of Stock Options. Each Eligible Director who continues in office following the Annual Meeting of Shareowners will receive a grant of 5,000 Stock Options with an Exercise Price equal to the Fair Market Value as of such date. The Stock Options will vest in cumulative installments of 40% on April 1 of the first year following the date of grant, an additional 30% on April 1 of the second year following the date of grant and the remaining 30% on April 1 of the third year following the date of grant.

DIRECTIONS TO HONEYWELL'S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

80

10

46

24

280

80

10

24

287

78

78

24

510

46

80

3

280

95

278

495

NEWARK
INTERNATIONAL
AIRPORT

STATEN
ISLAND

Lincoln
Tunnel

George
Washington
Bridge

MORRISTOWN

Honeywell

Normandy
Pkwy.

Park Ave.

JFK
Pkwy.

EXIT 37

EXIT
2A

Columbia
Rd.

New Jersey Tpk.

Garden State Pkwy

Goethals
Bridge

N

Holland
Tunnel

So. Orange Ave.

MADISON

– From Rte. 80 (East or West) and Rte. 287 South:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

– From Rte. 287 North:
Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

– From Newark International Airport:
Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Appendix I

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRISTOWN, NJ 07962

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Honeywell International Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Honeywell International Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HNYWL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HONEYWELL INTERNATIONAL INC.

Election of Directors: A vote “FOR ALL” nominees is recommended by the Board of Directors.

1.	Election of Directors

01)	Gordon M. Bethune	08)	Bruce Karatz	–	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.
02)	Jaime Chico Pardo	09)	Russell E. Palmer	All	All	Except
03)	David M. Cote	10)	Ivan G. Seidenberg
04)	D. Scott Davis	11)	Bradley T. Sheares
05)	Linnet F. Deily	12)	Eric K. Shinseki	☐	☐	☐
06)	Clive R. Hollick	13)	John R. Stafford
07)	James J. Howard	14)	Michael W. Wright

	The Board of Directors recommends a vote Proposals (2) through (4).	“FOR” ˜				The Board of Directors recommends a vote Proposals (5) through (9).		“AGAINST” ˜
		For	Against	Abstain			For	Against	Abstain

2.	Approval of Independent Accountants	☐	☐	☐	5.	Majority Vote	☐	☐	☐

3.	2006 Stock Incentive Plan	☐	☐	☐	6.	Director Compensation	☐	☐	☐

4.	2006 Stock Plan for Non-Employee Directors	☐	☐	☐	7.	Recoup Unearned Management Bonuses	☐	☐	☐

					8.	Onondaga Lake Environmental Pollution	☐	☐	☐

For Address Changes/Comments, please check this box and write them on the back where indicated				☐	9.	Separate Vote on Golden Payments	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

10

46

24

280

80

10

24

287

78

78

24

510

46

80

3

280

95

278

495

NEWARK
INTERNATIONAL
AIRPORT

STATEN
ISLAND

Lincoln
Tunnel

George
Washington
Bridge

MORRISTOWN

Honeywell

Normandy
Pkwy.

Park Ave.

JFK
Pkwy.

EXIT 37

EXIT
2A

Columbia
Rd.

New Jersey Tpk.

Garden State Pkwy

Goethals
Bridge

N

Holland
Tunnel

So. Orange Ave.

MADISON

• From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 24, 2006

          The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 24, 2006, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, James J. Howard, Bruce Karatz, Russell E. Palmer, Ivan G. Seidenberg, Bradley T. Sheares, Eric K. Shinseki, John R. Stafford, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2, 3 AND 4 AND “AGAINST” PROPOSALS 5 THROUGH 9. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 23, 2006.

          This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 24, 2006 by persons who participate in the Honeywell Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 20, 2006.

          By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 24, 2006, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, James J. Howard, Bruce Karatz, Russell E. Palmer, Ivan G. Seidenberg, Bradley T. Sheares, Eric K. Shinseki, John R. Stafford, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2, 3 AND 4 AND “AGAINST” PROPOSALS 5 THROUGH 9. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Appendix II

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Required

This is a NOTIFICATION of the:

2006 HONEYWELL INTERNATIONAL INC. Annual Meeting of Stockholders.

MEETING DATE: April 24, 2006

Voting Direction Information
This email represents your shares in the following account(s) as of the record date, February 24, 2006:

NAME

HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL INC	123,456,789,012.00000
HONEYWELL INTL - ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - OLD COMMON	123,456,789,012.00000
HONEYWELL INTL - VERICOR	123,456,789,012.00000
HONEYWELL INTL INC	123,456,789,012.00000
HONEYWELL INTL INC	123,456,789,012.00000
HONEYWELL INTL INC	123,456,789,012.00000
HONEYWELL INTL INC	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts.  Each will contain a separate CONTROL NUMBER.  We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901
Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment.  You can get your PIN by following the simple instructions at http://www.ProxyVote.com
<http://www.ProxyVote.com>.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone votes are accepted until 11:59 pm (EST) on April 23, 2006 (please note that the cutoff for Honeywell Savings Plan voting is 5 pm (EST) on April 20, 2006).

You can enter your voting instructions and view the shareholder material at the following Internet site.  If your browser supports secure transactions

1

you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901
<http://www.proxyvote.com/0012345678901>

If you wish to vote by telephone, then please call 1-800-690-6903.
You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT
The proxy statement, as well as the Annual Report, can also be found at the following Internet site(s):

ANNUAL REPORT/10-K
http://phx.corporate-ir.net/phoenix.zhtml?c=94774
<http://phx.corporate-ir.net/phoenix.zhtml?c=94774&p=irol-reportsAnnual>
&p=irol-reportsAnnual

PROXY STATEMENT
http://phx.corporate-ir.net/phoenix.zhtml?c=94774
<http://phx.corporate-ir.net/phoenix.zhtml?c=94774&p=irol-proxy>
&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com.  Please REPLY to this e-mail with any comments or questions about proxyvote.  (Include the original text and subject line of this message for identification purposes.)

2